Exhibit 10.1

Execution Version

TERM LOAN FACILITY CREDIT AGREEMENT

($6,000,000,000)

Dated as of September 8, 2017

among

GILEAD SCIENCES, INC.,

as Borrower,

BANK OF AMERICA, N.A.,

as Administrative Agent,

and

The Other Lenders Party Hereto

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

and

WELLS FARGO SECURITIES, LLC

as Joint Lead Arrangers and Joint Bookrunners

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Syndication Agent

i

5.03	Governmental Authorization	42
5.04	Binding Effect	43
5.05	Financial Statements	43
5.06	Litigation	43
5.07	Ownership of Property; Liens	43
5.08	Taxes	44
5.09	ERISA Compliance	44
5.10	Purpose of the Loans	44
5.11	Margin Regulations; Investment Company Act	44
5.12	Compliance with Laws	45
5.13	OFAC	45

ARTICLE VI AFFIRMATIVE COVENANTS		46

6.01	Financial Statements	46
6.02	Certificates; Other Information	46
6.03	Notices	47
6.04	Payment of Tax Obligations	47
6.05	Preservation of Existence, Etc.	47
6.06	Maintenance of Insurance	47
6.07	Compliance with Laws	47
6.08	Books and Records	48

ARTICLE VII NEGATIVE COVENANTS		48

7.01	Liens	48
7.02	Fundamental Changes; Dispositions of Assets	50

ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES		51

8.01	Events of Default	51
8.02	Remedies Upon Event of Default	53
8.03	Application of Funds	53
8.04	Clean-up Period	54

ARTICLE IX ADMINISTRATIVE AGENT		54

9.01	Appointment and Authority	54
9.02	Rights as a Lender	54
9.03	Exculpatory Provisions	54
9.04	Reliance by Administrative Agent	55
9.05	Delegation of Duties	55
9.06	Resignation of Administrative Agent	56
9.07	Non-Reliance on Administrative Agent and Other Lenders	56
9.08	No Other Duties, Etc.	57
9.09	Administrative Agent May File Proofs of Claim	57
9.10	Withholding	57

ARTICLE X MISCELLANEOUS		58

10.01	Amendments, Etc.	58
10.02	Notices; Effectiveness; Electronic Communications	59
10.03	No Waiver; Cumulative Remedies; Enforcement	62
10.04	Expenses; Indemnity; Damage Waiver	62
10.05	Payments Set Aside	64
10.06	Successors and Assigns	65
10.07	Treatment of Certain Information; Confidentiality	69
10.08	Right of Setoff	70
10.09	Interest Rate Limitation	70
10.10	Counterparts; Integration; Effectiveness	70
10.11	Survival of Representations and Warranties	71
10.12	Severability	71
10.13	Replacement of Lenders	71
10.14	Governing Law; Jurisdiction; Etc.	72
10.15	Waiver of Jury Trial	73
10.16	PATRIOT Act Notice	73
10.17	No Advisory or Fiduciary Responsibility	73
10.18	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	74
10.19	Judgment Currency	74
10.20	Electronic Execution of Assignments and Certain Other Documents	75

SCHEDULES

2.01                    Commitments and Applicable Percentages

10.02            Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A                                    Loan Notice

B                                     Note

C                                     Compliance Certificate

D                                    Assignment and Assumption

E-1                         U.S. Tax Compliance Certificate for Foreign Lenders that are not Partnerships for U.S. Federal Income Tax Purposes

E-2                         U.S. Tax Compliance Certificate for Foreign Participants that are not Partnerships for U.S. Federal Income Tax Purposes

E-3                         U.S. Tax Compliance Certificate for Foreign Participants that are Partnerships for U.S. Federal Income Tax Purposes

E-4                         U.S. Tax Compliance Certificate for Foreign Lenders that are Partnerships for U.S. Federal Income Tax Purposes

F                                       Administrative Questionnaire

G                                    Solvency Certificate

TERM LOAN FACILITY CREDIT AGREEMENT

This TERM LOAN FACILITY CREDIT AGREEMENT (as amended, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of September 8, 2017 among GILEAD SCIENCES, INC., a Delaware corporation (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and each individually, a “Lender”) and Bank of America, N.A., as Administrative Agent.

WHEREAS, the Borrower has entered into an Agreement and Plan of Merger, dated as of August 27, 2017, by and among the Borrower, Kite Pharma, Inc., a Delaware corporation (“Target”) and Dodgers Merger Sub, Inc., a Delaware corporation and wholly-owned Subsidiary of the Borrower (“Merger Sub”), pursuant to which the Borrower intends to acquire Target pursuant to the Tender Offer (as defined below) and the subsequent consummation of the Merger (as defined below), in each case in accordance with the terms of the Acquisition Agreement (as defined below) (the “Acquisition”); and

WHEREAS, to finance a portion of the Acquisition, the Borrower has requested that the Lenders provide senior unsecured term loan facilities in an aggregate principal amount of $6,000,000,000 (the “Facilities”), consisting of: (a) a 364-day senior unsecured term loan facility in an aggregate principal amount of $1,000,000,000 (the “364-Day Term Facility”), (b) a three-year senior unsecured term loan facility in an aggregate principal amount of $2,500,000,000 (the “Three-Year Term Facility”), and (c) a five-year senior unsecured term loan facility in an aggregate principal amount of $2,500,000,000 (the “Five-Year Term Facility”), and the Lenders are willing to do so on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

1.01                    Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“364-Day Term Commitments” means, as to each Lender, its obligation to make 364-Day Term Loans to the Borrower pursuant to Section 2.01 in an aggregate principal amount at any one time outstanding not to exceed the amount set forth under the heading “364-Day Term Commitments” opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement (including without limitation, pursuant to Section 2.12).  The initial aggregate amount of the 364-Day Term Commitments is $1,000,000,000.

“364-Day Term Facility” has the meaning specified in the recitals hereto.

“364-Day Term Loan” has the meaning specified in Section 2.01.

“Acquisition” has the meaning specified in the preamble hereto.

“Acquisition Agreement” means that certain Agreement and Plan of Merger, dated as of August 27, 2017 by and among the Borrower, Target and Merger Sub.

“Acquisition Agreement Representations” means the representations made by or with respect to the Target and its subsidiaries in the Acquisition Agreement as are material to the interests of the Lenders (but only to the extent that the Borrower has the right not to consummate the Acquisition, or to terminate its obligations (or otherwise does not have an obligation to close), under the Acquisition Agreement (in each case, in accordance with the terms of the Acquisition Agreement) as a result of a failure of such representations in the Acquisition Agreement to be true and correct).

“Administrative Agent” means Bank of America, N.A., in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth in Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in the form of Exhibit F or another form approved by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning specified in Section 10.02(c).

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” has the meaning specified in the preamble hereto.

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the outstanding principal amount of the Loans under the applicable Facility or Facilities held by such Lender at such time.  The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Margin” means, as of any date of determination, the percentage per annum set forth below under the applicable Type of Loan opposite the applicable Debt Ratings of the Borrower from Fitch, Moody’s and S&P, in each case, with a negative or better outlook:

	Rating	364-Day Term Facility		3-Year Term Facility		5-Year Term Facility
		Eurodollar Rate	Base Rate	Eurodollar Rate	Base Rate	Eurodollar Rate	Base Rate
Level 1	Aa2/AA/AA or higher	0.500%	0.000%	0.625%	0.000%	0.625%	0.000%
Level 2	Aa3/AA-/AA-	0.625%	0.000%	0.750%	0.000%	0.750%	0.000%
Level 3	A1/A+/A+	0.750%	0.000%	0.875%	0.000%	0.875%	0.000%
Level 4	A2/A/A	0.875%	0.000%	1.000%	0.000%	1.000%	0.000%
Level 5	A3/A-/A-	1.000%	0.000%	1.125%	0.125%	1.125%	0.125%
Level 6	Baa1/BBB+/BBB+ or lower or unrated	1.125%	0.125%	1.250%	0.250%	1.250%	0.250%

In the event of a split rating, the Applicable Margin will be determined by reference to the Level in the grid above in which the highest rating appears, unless the split in the Debt Ratings is two or more Levels apart, in which case, the Applicable Margin will be determined by reference to the Level in the grid that is one below the Level in which the highest rating appears.  If only one or two of Fitch, Moody’s and S&P shall have in effect a Debt Rating, the Applicable Margin shall be determined by reference to the available rating(s).

The Applicable Margin shall initially be determined based upon the Debt Ratings in effect as of the Closing Date.  Thereafter, the Applicable Margin shall be determined based upon the Borrower’s then current Debt Ratings and any change in Applicable Margin will be effective as of the date on which Fitch, S&P or Moody’s, as the case may be, has announced the applicable change in the Debt Ratings through the date immediately preceding the date of the next such announced change.  The Borrower shall notify the Administrative Agent in writing promptly after becoming aware of any changes in the Debt Ratings.

“Applicable Ticking Fee Rate” means the rate per annum set forth below in Column B below opposite the applicable Debt Ratings of the Borrower from Fitch, Moody’s and S&P in Column A below, in each case, with a negative or better outlook:

	Column A (Debt Ratings of the Borrower)	Column B (Applicable Ticking Fee Rate)
Level 1	Aa2/AA/AA or higher	0.040%
Level 2	Aa3/AA-/AA-	0.050%
Level 3	A1/A+/A+	0.060%
Level 4	A2/A/A	0.070%
Level 5	A3/A-/A-	0.090%
Level 6	Baa1/BBB+/BBB+ or lower or unrated	0.125%

In the event of a split rating, the Applicable Ticking Fee Rate shall be determined by reference to the Level in the grid above in which the highest rating appears.  If only one or two of Fitch, Moody’s and S&P shall have in effect a Debt Rating, the Applicable Ticking Fee Percentage shall be determined by reference to the available rating(s).

The Applicable Ticking Fee Rate shall initially be determined based upon the Debt Ratings in effect as of the Closing Date. Thereafter, the Applicable Ticking Fee Rate shall be determined based upon the Borrower’s then current Debt Ratings and any change in Applicable Ticking Fee Rate shall be effective as of the date on which Fitch, S&P or Moody’s, as the case may be, has announced the applicable change in the Debt Ratings through the date immediately preceding the date of the next such announced change. The Borrower shall notify the Administrative Agent in writing promptly after becoming aware of any changes in the Debt Ratings.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC, in their capacities as joint lead arrangers and joint bookrunners.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by

Section 10.06(b)), and accepted by the Administrative Agent, substantially in the form of Exhibit D hereto or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Off-Balance Sheet Obligation, (i) in the case of an Off-Balance Sheet Obligation in an asset securitization transaction of the type described under clause (a) of the definition thereof, the unrecovered investment of transferees in transferred assets as to which such Person has or may have recourse obligations; or (ii) in the case of an Off-Balance Sheet Obligation in an off-balance sheet lease transaction of the type described under clauses (b), (c) and (d) of the definition thereof, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capitalized Lease.

“Audited Financial Statements” means the audited consolidated balance sheets of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2016, and the related consolidated statements of operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1.00%, (b) the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime rate” and (c) the one month Eurodollar Rate plus 1.00%.  The “prime rate” is a rate set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest at the Base Rate.

“Borrower” has the meaning specified in the preamble hereto.

“Borrower Materials” has the meaning specified in Section 10.02(c).

“Borrower SEC Documents” means all reports, proxy statements, prospectuses (including prospectus supplements), registration statements and other information filed by the Borrower with the SEC or furnished by the Borrower to the SEC pursuant to a Form 8-K under the Exchange Act.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurodollar Rate Loans having the same Interest Period, made by each of the Lenders pursuant to Section 2.01.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capitalized Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which in accordance with GAAP, is or should be accounted for, as a capital lease on the balance sheet of such Person.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means, with respect to any Person, an event or series of events by which:

(a)                               any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than a majority of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b)                              during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower ceases to be composed of individuals whose election or nomination to that board or equivalent governing body was approved by members of such board or equivalent body constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“Clean-up Period” has the meaning specified in Section 8.04.

“Closing Date” means the date, which must be prior to the Expiration Date, on which all the conditions precedent in Section 4.02 are satisfied or waived in accordance with Section 10.01(a) and the Loans are made.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor federal Tax statute (unless as specifically provided otherwise).

“Commitment” means, as to each Lender, its 364-Day Term Commitments, its Three-Year Term Commitments and its Five-Year Term Commitments.

“Competitor” has the meaning specified in the definition of “Disqualified Institution”.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C hereto.

“Consolidated Net Tangible Assets” means the total amount of assets (less applicable reserves and other properly deductible items) after deducting (1) all current liabilities (excluding the amount of those which are by their terms extendable or renewable at the option of the obligor to a date more than 12 months after the date as of which the amount is being determined) and (2) all customer lists, computer software, licenses, patents, patent applications, copyrights, trademarks, trade names, goodwill, capitalized research and development costs and other like intangibles, treasury stock and unamortized debt discount and expense, and all other like intangible assets, all as stated on the Borrower’s most recent publicly available consolidated balance sheet preceding the date of determination and determined in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Debt Ratings” means, as of any date of determination, the public rating as determined by Fitch, Moody’s or S&P, as the case may be, of the Borrower’s senior unsecured non-credit enhanced long-term indebtedness for borrowed money.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, examinership, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) in the case of Eurodollar Rate Loans, the sum of (i) the Eurodollar Rate for such Loans plus (ii) the Applicable Margin for such Loans plus (iii) 1% per annum and (b) in the case of Base Rate Loans and for all other Obligations, the sum of (i) the Base Rate for Base Rate Loans plus (ii) 1% per annum.

“Defaulting Lender” means, subject to Section 2.12(b), any Lender that, as determined by the Administrative Agent in its reasonable discretion, (a) has failed to perform any of its funding obligations hereunder within two Business Days of the date required to be funded by it hereunder, (b) has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder (unless such notification or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s reasonable good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such notification or public statement) cannot be satisfied) or under other agreements generally in which it commits to extend credit, (c) has failed, within two Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment, or (iv) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.12(b)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of country-wide or territory-wide Sanctions.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes issued by any other Person or accounts receivable or any rights and claims associated therewith or any capital stock of, or other Equity Interests in, any other Person; provided that the foregoing shall not be deemed to imply any such disposition is permitted under this Agreement.

“Disqualified Institution” means (a) (i) any Person with a lawsuit or other claim pending against the Borrower or any of its Subsidiaries as disclosed in the Borrower’s periodic SEC filings or Form 8-K or (ii) competitors of the Borrower or any of its Subsidiaries that are in the same or a similar line of business and, in the case of each of clauses (i) and (ii), identified in writing to the Administrative Agent from time to time, which identification shall not apply retroactively for any purpose, including to disqualify any Persons that have previously acquired an assignment or participation interest in any Loans and/or Commitments (each such entity, a “Competitor”) and (b) Affiliates of Competitors to the extent such Affiliates (i) are clearly identifiable on the basis of such Affiliates’ names or designated in writing by the Borrower from time to time and (ii) are not bona fide debt funds or investment vehicles that are engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business with appropriate information barriers in place; provided, however, that a list of Disqualified Institutions identified above shall be made available to all Lenders upon request to the Administrative Agent.

“Dollar” and “$” mean lawful money of the United States.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01(a), which date is September 8, 2017.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 10.06(b)(iii), 10.06(b)(v) and 10.06(b)(vi) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any of its Subsidiaries directly or indirectly resulting from or based upon

(a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Sections 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041(c) of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the determination that any Pension Plan is in at-risk status within the meaning of Section 430 of the Code or Section 303 of ERISA or any Multiemployer Plan is in endangered or critical status within the meaning of Sections 432 of the Code or Section 305 of ERISA; (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate; (h) the failure by any Pension Plan to satisfy the minimum funding standards, within the meaning of Section 412 or 430 of the Code or Section 302 of ERISA, whether or not waived; or (i) the failure by the Borrower or any ERISA Affiliate to make any required contribution to a Multiemployer Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurodollar Base Rate” means, (a) for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate, which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits or deposits in the applicable Alternative Currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and (b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time, determined two Business Days prior to such date for U.S. Dollar deposits with a term of one month commencing that day; provided, however, that if the Eurodollar Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement; provided, further that to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

“Eurodollar Rate” means, for any Interest Period with respect to a Eurodollar Rate Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate	Eurodollar Base Rate
1.00 – Eurodollar Reserve Percentage

“Eurodollar Rate Loan” means a Loan that bears interest at the Eurodollar Rate.

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”).  The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower under any of the Loan Documents, (a) Taxes imposed on or measured by its net income (however denominated), and franchise Taxes imposed on it (in lieu of net income Taxes), by the United States (including any political subdivision thereof) or by another jurisdiction as a result of a present or former connection between the Administrative Agent or such Lender (or any other recipient of any payment to be made by or on account of any obligation of the Borrower under any of the Loan Documents) and the jurisdiction of the Governmental Authority imposing such Tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or any Lender (or any other recipient of any payment to be made by or on account of any obligation of the Borrower under any of the Loan Documents) having executed, delivered, become a party to or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document), (b) any branch profits Taxes imposed by the jurisdictions listed in clause (a) of this definition, (c) in the case of a Foreign Lender (other than a Foreign Lender who becomes a Lender as a result of an assignment to such Lender pursuant to a request by the Borrower under Section 10.13), any U.S. federal withholding Tax that is imposed on amounts payable with respect to the Loan made by such Foreign Lender under the Law applicable at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts with respect to such withholding Tax pursuant to Section 3.01(a), (d) any Taxes imposed pursuant to FATCA, (e) any Taxes attributable to its failure to comply with Section 3.01(e) and (f) any U.S. backup withholding tax.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Credit Agreement” means that certain Credit Agreement, dated as of May 27, 2016, among the Borrower, Bank of America, N.A., as administrative agent, and the other lenders and agents party thereto, as amended, restated, supplemented or otherwise modified from time to time.

“Expiration Date” means the earliest to occur of (a) five (5) Business Days after the End Date (as defined in the Acquisition Agreement as of the date hereof), as such date may be extended in accordance with the Acquisition Agreement as of the date hereof, (b) the closing of the Acquisition without the use of the Facility and (d) the termination of the Acquisition Agreement.

“Facilities” has the meaning specified in the recitals hereto.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version of such Sections of the Code that is substantively comparable and not materially more onerous to comply with), any current or future regulations promulgated thereunder or official interpretation thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with such Sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any such intergovernmental agreement.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the

Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means that certain Term Loan Facilities Fee Letter, dated as of September 8, 2017, among the Borrower, the Arrangers, Bank of America, N.A. and Wells Fargo Bank, National Association.

“Fitch” means Fitch Ratings Ltd. and any successor to its rating agency business.

“Five-Year Term Commitments” means, as to each Lender, its obligation to make Five-Year Term Loans to the Borrower pursuant to Section 2.01 in an aggregate principal amount at any one time outstanding not to exceed the amount set forth under the heading “Five-Year Term Commitments” opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement (including without limitation, pursuant to Section 2.12).  The initial aggregate amount of the Five-Year Term Commitments is $2,500,000,000.

“Five-Year Term Facility” has the meaning specified in the recitals hereto.

“Five-Year Term Loan” has the meaning specified in Section 2.01.

“Foreign Lender” means any Lender that is not a “United States person” as defined in Section 7701(a)(30) of the Code.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, any obligation, contingent or otherwise, of such Person guaranteeing or intended to have the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)                               all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)                              all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)                               net obligations of such Person under any Swap Contract;

(d)                             all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e)                               all “Indebtedness” of others (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)                                Capitalized Leases and Off-Balance Sheet Obligations; and

(g)                              all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner, unless such Indebtedness is expressly made non-recourse to such Person or such Person’s sole material asset is its interest in such partnership or joint venture.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.  The amount of any Capitalized Lease or Off-Balance Sheet Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means any Taxes other than Excluded Taxes or any Taxes that are excluded from the definition of Other Taxes.

“Indemnitee” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Intangible Assets” means assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.

“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter (or, if available to all relevant Lenders, twelve months or a shorter period), as selected by the Borrower in its Loan Notice; provided that:

(a)                               any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day, in the case of a Eurodollar Rate Loan, unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(b)                              any Interest Period pertaining to a Eurodollar Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)                               no Interest Period shall extend beyond the Maturity Date for the applicable Loan.

“IRS” means the United States Internal Revenue Service.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law (including without limitation, food and drug and health care and medical related laws, rules and regulations, and laws, rules and regulations regulating contractors to foreign, Federal, state and local governments).

“Lender” has the meaning specified in the preamble hereto and, as the context requires, includes each Lender with a commitment to make Loans as designated in Section 2.01 or in an Assignment and Assumption pursuant to which such Lender becomes a party hereto.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire as its “Lending Office”, or such other office or offices as to which a Lender may from time to time notify the Borrower and the Administrative Agent.

“LIBOR” has the meaning set forth in the definition of “Eurodollar Base Rate”.

“Lien” means any mortgage, pledge, hypothecation, assignment in the nature of security, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” has the meaning specified in Section 2.01.

“Loan Documents” means, collectively this Agreement, the Notes and the Fee Letter.

“Loan Notice” means a notice from the Borrower of (a) the Borrowing, (b) a conversion of Loans from one Type to the other or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, in each case, if in writing, shall be substantially in the form of Exhibit A hereto.

“Margin Stock” means such term as defined in Regulation T, U or X of the FRB.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the business, assets, operations or financial condition of the Borrower and its Subsidiaries taken as a whole; (b) a material adverse effect on the ability of the Borrower to perform its obligations under the Loan Documents; or (c) a material impairment of the rights, powers and remedies of the Administrative Agent and the Lenders under the Loan Documents.

“Material Contractual Obligation” means, each agreement or instrument to which the Borrower or any Subsidiary is a party to and which is described in Section 601(b)(4) or (10) of

Regulation S-K and which is required to be filed with the SEC in the Borrower’s periodic filings or on Form 8-K.

“Material Subsidiary” means, as of the date of any determination, any Subsidiary of the Borrower, that (a) individually, represented more than 10% of the consolidated total assets of the Borrower and its Subsidiaries or (b) individually accounted for more than 10% of the consolidated income from operations of the Borrower and its Subsidiaries or in each case determined based on the most recent financial statements of the Borrower filed with the SEC.  For purposes of this definition, a Subsidiary organized, created, purchased or acquired during any fiscal quarter shall be given pro forma effect as though it had been created, purchased or acquired on the first day of such fiscal quarter; provided that, Bristol-Myers Squibb and Gilead Sciences, LLC shall not be a Material Subsidiary for so long as it is structured as a joint venture between the Borrower and Bristol-Myers Squibb Company.

“Maturity Date” means the earliest to occur of (a) (i) in the case of the 364-Day Term Facility, the date that is 364 days after the Closing Date, (ii) in the case of the Three-Year Term Facility, the third anniversary of the Closing Date and (iii) in the case of the Five-Year Term Facility, the fifth anniversary of the Closing Date; provided, however, that in each of the preceding clauses (i)-(iii) if such date is not a Business Day, the Maturity Date shall be the immediately preceding Business Day, (b) the date of termination by the Borrower pursuant to Section 2.04, or (c) the date of termination pursuant to Section 8.02(a).

“Maximum Rate” has the meaning specified in Section 10.09.

“Merger” means the merger, following the consummation of the Tender Offer, of Merger Sub with and into Target, with Target surviving as a wholly-owned Subsidiary of the Borrower, on the terms and subject to the conditions set forth in the Acquisition Agreement.

“Merger Sub” has the meaning set forth in the recitals hereto.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions.

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender to the Borrower, substantially in the form of Exhibit B hereto.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of the Borrower arising under this Agreement and any other Loan Document to which the Borrower is a party or otherwise with respect to any Loan, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Obligations of the Borrower under the Loan

Documents include (A) the obligation to pay principal, interest, charges, expenses, fees, attorney fees and disbursements, indemnities and other amounts payable by it under any Loan Document and (B) the obligations of the Borrower to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of the Borrower and, to the extent applicable pursuant to Section 10.06.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Off-Balance Sheet Obligations” means, with respect to any Person as of any date of determination thereof, without duplication and to the extent not included as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP: (a) with respect to any asset securitization transaction (including any accounts receivable purchase facility) (i) the unrecovered investment of purchasers or transferees of assets so transferred and (ii) any other payment, recourse, repurchase, hold harmless, indemnity or similar obligation of such Person or any of its Subsidiaries in respect of assets transferred or payments made in respect thereof, other than limited recourse provisions that are customary for transactions of such type and that neither (x) have the effect of limiting the loss or credit risk of such purchasers or transferees with respect to payment or performance by the obligors of the assets so transferred nor (y) impair the characterization of the transaction as a true sale under applicable Laws (including Debtor Relief Laws); (b) the monetary obligations under any financing lease or so-called “synthetic,” tax retention or off-balance sheet lease transaction which, upon the application of any Debtor Relief Law to such Person or any of its Subsidiaries, would be characterized as indebtedness (which, for avoidance of doubt, shall not include operating leases or leases of assets or property, in each case, entered into in the ordinary course of business); (c) the monetary obligations under any sale and leaseback transaction which does not create a liability on the consolidated balance sheet of such Person and its Subsidiaries; or (d) any other monetary obligation arising with respect to any other transaction which is characterized as indebtedness for tax purposes but not for accounting purposes in accordance with GAAP.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, excluding, however, such Taxes imposed as a result of a Lender assignment (other than an assignment that occurs under Section 3.06 or as a result of the Borrower’s request pursuant to Section 10.13).

“Outstanding Amount” means with respect to Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans, as the case may be, occurring on such date.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“PATRIOT Act” means USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is either subject to Title IV of ERISA or is subject to minimum funding standards under Section 412 or 430 of the Code or Section 302 of ERISA, and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Section 302 of ERISA or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 10.02(c).

“Public Lender” has the meaning specified in Section 10.02(d).

“Register” has the meaning specified in Section 10.06(c).

“Registered Public Accounting Firm” has the meaning specified in the Securities Laws and shall be independent of the Borrower as prescribed by the Securities Laws.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and directors, officers, employees, agents, advisors and other representatives of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the Aggregate Commitments or, if the commitment of each Lender to make Loans has been terminated pursuant to Section 8.02 or otherwise, Lenders holding in the aggregate more than 50% of the Total Outstandings; provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer or senior director, treasury of the Borrower.  Any document delivered hereunder that is signed by a Responsible Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate or other action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sanction(s)” means any international economic sanctions administered or enforced by OFAC, the United Nations Security Council, the European Union or Her Majesty’s Treasury.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the Securities Act, the Exchange Act, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

“Social Security Act” means the Social Security Act of 1965 as set forth in Title 42 of the United States Code, as amended, and any successor statute thereto, as interpreted by the rules and regulations issued thereunder, in each case as in effect from time to time.  References to sections of the Social Security Act shall be construed to refer to any successor sections.

“Specified Representations” means each of the representations and warranties made by the Borrower in Section 5.01, Section 5.02 (excluding clauses (b) and (c) of the second sentence thereof), Section 5.04, Section 5.10, Section 5.11 and Section 5.13.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options,

forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Syndication Agent” means Wells Fargo Bank, National Association, in its capacity as syndication agent.

“Target” has the meaning set forth in the recitals hereto.

“Target Material Adverse Effect” has the meaning specified in the Acquisition Agreement as in effect on the date hereof.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tender Offer” means the offer by Merger Sub to purchase all of the outstanding shares of Target’s common stock, other than Excluded Shares (as defined in the Acquisition Agreement), pursuant to a cash tender offer on the terms and subject to the conditions of the Acquisition Agreement.

“Three-Year Term Commitments” means, as to each Lender, its obligation to make Three-Year Term Loans to the Borrower pursuant to Section 2.01 in an aggregate principal amount at any one time outstanding not to exceed the amount set forth under the heading “Three-Year Term Commitments” opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement (including without limitation, pursuant to Section 2.12).  The initial aggregate amount of the Three-Year Term Commitments is $2,500,000,000.

“Three-Year Term Facility” has the meaning specified in the recitals hereto.

“Three-Year Term Loan” has the meaning specified in Section 2.01.

“Threshold Amount” means $250,000,000.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans.

“Transactions” means the acquisition by Merger Sub of the Target by means of the Tender Offer, the consummation of the Merger, in each case in accordance with the Acquisition Agreement, the making of the Loans hereunder and the other transactions contemplated hereby.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities within the meaning of Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Sections 412 and 430 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.02                    Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)                               The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and

Schedules to, the Loan Document in which such references appear, (v) any reference to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such Law and any reference to any Law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)                              In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)                               Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03                    Accounting Terms.  Except as otherwise expressly provided herein all terms of an accounting or financial nature shall be construed in accordance with GAAP as in effect at the applicable time; provided that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose regardless of whether any such notice is given before or after such change in GAAP or in the application thereof then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, (i) Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof and the effects of the Accounting Standards Codification of the Financial Accounting Standards Board 825 and 470-20 on financial liabilities shall be disregarded and (ii) operating leases and capital leases will be treated in a manner consistent with the current treatment thereof under GAAP as of the Closing Date notwithstanding any modifications or interpretive changes thereto that may occur after the Closing Date.

1.04                    Rounding.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05                    Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Pacific time (daylight or standard, as applicable).

ARTICLE II
THE COMMITMENT AND CREDIT EXTENSIONS

2.01                    The Loans.

(a)                               Each Lender having a 364-Day Term Commitment severally agrees, on the terms and conditions set forth herein, to make a loan or loans (each such loan, a “364-Day Term Loan”) to the Borrower on the Closing Date, in an amount up to the 364-Day Term Commitment of such Lender.  The Borrower may make only one borrowing of the full amount of the 364-Day Term Loans, which shall be made on the Closing Date.  The 364-Day Term Loans (i) may be repaid or prepaid in accordance with the provisions hereof, but once repaid or prepaid, may not be reborrowed, (ii) shall not exceed for any such Lender the 364-Day Term Commitment of such Lender and (iii) may be Base Rate Loans or Eurodollar Rate Loans as further provided herein.  Each Lender’s unfunded 364-Day Term Commitment shall terminate immediately and without further action at 5:00 p.m., New York time (daylight or standard, as applicable), on the earlier of (x) the Closing Date (after giving effect to the funding of such Lender’s 364-Day Term Commitment on such date) and (y) the Expiration Date.

(b)                              Each Lender having a Three-Year Term Commitment severally agrees, on the terms and conditions set forth herein, to make a loan or loans (each such loan, a “Three-Year Term Loan”) to the Borrower on the Closing Date, in an amount up to the Three-Year Term Commitment of such Lender.  The Borrower may make only one borrowing of the full amount of the Three-Year Term Loans, which shall be made on the Closing Date.  The Three-Year Term Loans (i) may be repaid or prepaid in accordance with the provisions hereof, but once repaid or prepaid, may not be reborrowed, (ii) shall not exceed for any such Lender the Three-Year Term Commitment of such Lender and (iii) may be Base Rate Loans or Eurodollar Rate Loans as further provided herein.  Each Lender’s unfunded Three-Year Term Commitment shall terminate immediately and without further action at 5:00 p.m., New York time (daylight or standard, as applicable), on the earlier of (x) the Closing Date (after giving effect to the funding of such Lender’s Three-Year Term Commitment on such date) and (y) the Expiration Date.

(c)                               Each Lender having a Five-Year Term Commitment severally agrees, on the terms and conditions set forth herein, to make a loan or loans (each such loan, a “Five-Year Term Loan” and, together with the 364-Day Term Loans and Three-Year Term Loans, the “Loans”) to the Borrower on the Closing Date, in an amount up to the Five-Year Term Commitment of such Lender.  The Borrower may make only one borrowing of the full amount of the Five-Year Term Loans, which shall be made on the Closing Date.  The Five-Year Term Loans (i) may be repaid or prepaid in accordance with the provisions hereof, but once repaid or prepaid, may not be reborrowed, (ii) shall not exceed for any such Lender the Five-Year Term Commitment of such Lender and (iii) may be Base Rate Loans or Eurodollar Rate Loans as further provided herein.  Each Lender’s unfunded Five-Year Term Commitment shall terminate immediately and without further action at 5:00 p.m., New York time (daylight or standard, as applicable), on the earlier of (x) the Closing Date (after giving effect to the funding of such Lender’s Five-Year Term Commitment on such date) and (y) the Expiration Date.

2.02                    Borrowing, Conversions and Continuations of Loans.

(a)                               The Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Administrative Agent not later than 10:30 a.m. (i) three Business Days prior to the requested date of the Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans and (ii) on the Business Day prior to the requested date of the Borrowing of Base Rate Loans.  Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower.  The Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof.  The Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.  Each Loan Notice of the Borrower (whether telephonic or written) shall specify (i) whether the Borrower is requesting the Borrowing, a conversion of Loans from one Type to the other or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted or continued and (v) if applicable, the duration of the Interest Period with respect thereto.  If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans.  If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, the Borrower will be deemed to have specified an Interest Period of one month.

(b)                              Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a).  In the case of the Borrowing, each Lender shall, through its applicable Lending Office, make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.02, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting an account of the Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c)                               Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan.  During the existence of any Event of Default under Sections 8.01(a), 8.01(f) or 8.01(g) (or, upon notice from the Administrative Agent to the Borrower at the request of the Required Lenders, any other Event of Default), no Loans may be requested as, converted to or continued as Eurodollar Rate Loans.

(d)                             The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the Administrative Agent’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)                               After giving effect to the Borrowing, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than twelve Interest Periods in effect with respect to Loans.

(f)                                The failure of any Lender to make any Loan to be made by it as part of the Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make any Loan to be made by such other Lender on the date of the Borrowing.

2.03                    Prepayments.  The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily, prepay its Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 10:30 a.m. (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment, the Facility to be prepaid and the Type(s) of Loans to be prepaid.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment.  The Borrower shall irrevocably make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.  Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages.

2.04                    Optional Termination or Reduction of Commitments Prior to the Closing Date.  The Borrower may, upon notice to the Administrative Agent, terminate the unutilized portion of the Aggregate Commitments under any Facility, or from time to time permanently reduce the Aggregate Commitments under any Facility; provided that (i) any such notice shall be received by the Administrative Agent not later than 10:30 a.m. on the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof and (iii) any such notice shall specify the Facility to be reduced.  The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments.  Any reduction of the Aggregate Commitments under any Facility shall be applied to the Commitment of each Lender according to its Applicable Percentage.  All fees accrued in respect of reduced amounts until the effective date of any termination of the Aggregate Commitments under any Facility shall be paid on the effective date of such termination.

2.05                    Repayment of Loans.

(a)                               The Borrower shall repay to the Lenders the Outstanding Amount of the Loans under the 364-Day Term Facility on the Maturity Date of the 364-Day Term Facility.  The Loans under the 364-Day Term Facility shall have no interim amortization.

(b)                              The Borrower shall repay to the Lenders the Outstanding Amount of the Loans under the Three-Year Term Facility on the Maturity Date of the Three-Year Term Facility.  The Loans under the Three-Year Term Facility shall have no interim amortization.

(c)                               The Borrower shall repay to the Lenders the Outstanding Amount of the Loans under the Five-Year Term Facility on the following dates in the respective amounts set forth opposite such dates:

Date	Amount
December 31, 2019	$62,500,000.00
March 31, 2020	$62,500,000.00
June 30, 2020	$62,500,000.00
September 30, 2020	$62,500,000.00
December 31, 2020	$62,500,000.00
March 31, 2021	$62,500,000.00
June 30, 2021	$62,500,000.00
September 30, 2021	$62,500,000.00
December 31, 2021	$62,500,000.00
March 31, 2022	$62,500,000.00
June 30, 2022	$62,500,000.00

provided, however, that the final principal repayment installment of the Loans under the Five-Year Term Facility shall be repaid on the Maturity Date of the Five-Year Term Facility and in any event shall be in an amount equal to the aggregate principal amount of all Loans outstanding on such date.

2.06                    Interest.

(a)                               Subject to the provisions of Section 2.06(b), (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Margin; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin.

(b)                              (i)                                  If any amount of principal of any Loan is not paid when due by the Borrower (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)                              If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then, upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)                          Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)                               Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.07                    Ticking Fees.  The Borrower shall be liable for, and shall pay to the Administrative Agent for the account of each Lender, a non-refundable ticking fee calculated at the Applicable Ticking Fee Rate, times the actual daily amount of the undrawn Aggregate Commitment with respect to any Facility as of the close of business New York City time on each day. Such ticking fee shall commence accruing on October 30, 2017, and shall be due and payable on the earliest of the date of (x) funding, (y) termination or (z) expiration, of the Commitments with respect to the portion of the Commitments so funded, terminated or expired.  If there is any change in the Applicable Ticking Fee Rate during the applicable period, the actual daily amount shall be computed and multiplied by the Applicable Ticking Fee Rate separately for each period during the applicable period that such Applicable Ticking Fee Rate was in effect.

2.08                    Computation of Interest and Fees.  All computations of interest for Base Rate Loans, when the Base Rate is determined by the Administrative Agent’s “prime rate”, shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.10(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.09                    Evidence of Debt.

(a)                               The Borrowing made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to its Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control and shall be conclusive in the absence of manifest error.  Upon the request of any Lender to the Borrower made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)                              In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(c)                               Entries made in good faith by the Administrative Agent in the Register pursuant to Section 2.09(a), and by each Lender in its accounts pursuant to Section 2.09(a), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make any entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement and the other Loan Documents.

2.10                    Payments Generally; Administrative Agent’s Clawback.

(a)                               General.  All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrower shall become due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)                              (i) Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of the

Borrowing of Eurodollar Rate Loans (or, in the case of the Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not, in fact, made its share of the Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds, with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)                              Payments by the Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.10(b) shall be conclusive, absent manifest error.

(c)                               Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this ARTICLE II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the Borrowing set forth in ARTICLE IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender promptly, without interest.

(d)                             Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 10.04(c) are several and not joint.  The failure of any Lender to make any Loan or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 10.04(c).

(e)                               Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.11                    Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, resulting in such Lender receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i)                                  if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)                              the provisions of this Section 2.11 shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment of, or sale of a participation in, any of its Loans to any assignee or participant, other than to the Borrower or any of its Subsidiaries (as to which the provisions of this Section 2.11 shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against its rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

2.12                    Defaulting Lenders.

(a)                               Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)                                  Waivers and Amendments.  That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii)                              Reallocation of Payments.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to ARTICLE VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.08), shall be applied at such time or times as may be determined by the Administrative Agent (or, in the case of the second clause below, as requested by the Borrower) as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second,  as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan if any, in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(b)                              Defaulting Lender Cure.  If the Borrower and the Administrative Agent  agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01                    Taxes.

(a)                               Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Indemnified Taxes, provided that if any Indemnified Taxes are required by applicable Law (as determined in the good faith discretion of the applicable withholding agent) to be withheld or deducted from such payments, then (i) the sum payable by the Borrower shall be increased as necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section 3.01) each of the Administrative Agent or the applicable Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the Borrower shall make such deductions or withholdings as required by Law and (iii) the Borrower shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law.

(b)                              Payment of Other Taxes by the Borrower.  Without limiting the provisions of Section 3.01(a), the Borrower shall timely pay any Other Taxes, other than Excluded Taxes, to the relevant Governmental Authority in accordance with applicable Law.

(c)                               Indemnification by the Borrower.  The Borrower agrees to indemnify the Administrative Agent and each Lender, within thirty days after demand therefor, for the full amount of any such Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) as are attributable to the Borrowing of the Borrower paid by the Administrative Agent or such Lender, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate setting forth in reasonable detail the basis for and calculation of the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)                             Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)                               Status of Lenders.

(i)                                  Any Foreign Lender that is entitled to an exemption from or reduction of withholding Tax under the Law of the jurisdiction in which the Borrower is resident for Tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), to the extent it is legally entitled to do so, at the time or times prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if requested by the Borrower or the Administrative Agent, to the extent it is legally entitled to do so, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to U.S. backup withholding or U.S. information reporting requirements.

(ii)                              Without limiting the generality of the foregoing:

(A)                          Any Lender that is a “United States person” as defined in Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent or upon expiration), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(B)                           Any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender to the Borrower under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent or upon expiration), but only if such Foreign Lender is legally entitled to do so, whichever of the following is applicable:

(a)                               in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty,

(b)                              duly completed originals of IRS Form W-8ECI,

(c)                            in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E;

(d)                          to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner; or

(e)                            any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax duly completed together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower to determine the withholding or deduction required to be made.

(iii)       Each Lender agrees that if any form or certification it previously delivered pursuant this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(iv)       If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the

Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this Section 3.01(e)(iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(f)        Treatment of Certain Refunds.   If the Administrative Agent or any Lender determines, in its reasonable discretion, exercised in good faith, that it has received a refund of, or credit in respect of, any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.01, it shall pay to the Borrower an amount equal to such refund or credit (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.01 with respect to the Taxes giving rise to such refund or credit), net of all out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to a refund), provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such amount to such Governmental Authority.  This Section 3.01(f) shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(g)        Limitation.  Notwithstanding any other provision of this Section to the contrary, no Lender shall request, or be entitled to receive, any compensation pursuant to this Section 3.01 unless it shall be the general policy or practice of such Lender (as determined by such Lender in good faith) to seek compensation from other similarly situated borrowers with respect to its similarly affected loans under agreements with such borrowers having provisions similar to this Section 3.01.

3.02     Illegality.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, (x) the Borrower shall, upon demand from such

Lender (with a copy to the Administrative Agent), be liable for, and shall prepay or, if applicable, convert all the Borrower’s Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative is advised in writing by such Lender that it is no longer illegal  for such Lender to determine or charge interest rates based upon the Eurodollar Rate.  Upon any such prepayment or conversion, the Borrower shall also be liable for, and shall pay accrued interest on the amount so prepaid or converted.

3.03     Inability to Determine Rates.  If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof by the Borrower that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or (c) that the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04     Increased Costs; Reserves on Eurodollar Rate Loans.

(a)        Increased Costs Generally.  If any Change in Law shall:

(i)         impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate);

(ii)        subject any Lender to any Taxes with respect to this Agreement or any Eurodollar Rate Loan made by it (except for (A) Indemnified Taxes, (B) Excluded Taxes, and (C) Taxes that are excluded from the definition of Other Taxes); or

(iii)       impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower shall be liable for, and shall pay to such Lender, such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)        Capital or Liquidity Requirements.  If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity) by an amount deemed by such Lender to be material, then from time to time the Borrower shall be liable for, and shall pay to such Lender, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)        Certificates for Reimbursement.  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in Sections 3.04(a) or 3.04(b), and setting forth in reasonable detail the manner in which such amount or amounts shall have been determined, and delivered to the Borrower (with a copy to the Administrative Agent) shall be conclusive absent manifest error.  The Borrower shall be liable for, and shall pay such Lender  the amount shown as due on any such certificate promptly after receipt thereof.

(d)       Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 3.04 for any increased costs or reductions incurred more than 60 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 60-day period referred to above shall be extended to include the period of retroactive effect thereof).

(e)        Limitation.  Notwithstanding any other provision to the contrary, no Lender shall request, or be entitled to receive any compensation pursuant to this Section 3.04 unless it shall be the general policy or practice of the such Lender to seek compensation from other similarly situated borrowers with respect to similarly affected loans under agreements with such borrowers having provisions similar to this Section 3.04.

3.05     Compensation for Losses.  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall be liable for, and shall promptly compensate such Lender for and hold such Lender harmless from any reasonable loss (other than lost profits), cost or expense incurred by it as a result of:

(a)        any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)        any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c)        any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

including any reasonable loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  The Borrower shall be liable for, and shall pay any reasonable and customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded the Borrower’s Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06     Mitigation Obligations; Replacement of Lenders.

(a)        Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or Section 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)        Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 10.13.

3.07     Survival.  All of the Borrower’s obligations under this ARTICLE III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder and resignation of the Administrative Agent.

ARTICLE IV
CONDITIONS PRECEDENT TO EFFECTIVENESS AND BORROWING

4.01     Conditions Precedent to Effectiveness.  This Agreement and each Lender’s respective Commitments hereunder shall become effective upon satisfaction (or waiver in accordance with Section 10.01(a)) of the following conditions precedent:

(a)        The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the Borrower, each dated the Effective Date:

(i)         executed counterparts of this Agreement from the Administrative Agent, each Lender and the Borrower;

(ii)        such customary certificates of resolutions or other action, incumbency certificates and/or other customary certificates of duly authorized officers of the Borrower as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which the Borrower is a party;

(iii)       certified copies of the Borrower’s Organization Documents and a certificate of good standing with respect to the Borrower in its jurisdiction of organization; and

(iv)       a favorable opinion of Skadden, Arps, Slate, Meagher & Flom LLP, as special counsel to the Borrower, addressed to the Administrative Agent and each Lender, in form and substance reasonably satisfactory to the Administrative Agent.

4.02     Conditions Precedent to Borrowing.  The obligation of each Lender to make its Borrowing on the Closing Date hereunder is subject to satisfaction (or waiver in accordance with Section 10.01(a)) of the following conditions precedent:

(a)        The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the Borrower, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date):

(i)         original Notes executed by the Borrower in favor of each Lender requesting a Note at least three Business Days prior to the Closing Date;

(ii)        a Loan Notice, in accordance with the requirements hereof; and

(iii)       a certificate as to the solvency of the Borrower from the Borrower’s chief financial officer, substantially in the form of Exhibit G hereto.

(b)        The Arrangers shall have received GAAP audited consolidated balance sheets as of the two most recent fiscal years, and related statements of income, stockholders’ equity and cash flows of each of the Borrower and the Target for the three most recent fiscal years, ended at least 90 days prior to the Closing Date and (b) respective GAAP unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of each of the Borrower and the Target as of and for each subsequent fiscal quarter ended at least 60 days before the Closing Date.

(c)        Since August 27, 2017, there not having occurred any change, circumstance, condition, development, effect, event, occurrence or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have, a Target Material Adverse Effect.

(d)       The Tender Offer shall have been, or shall concurrently or substantially contemporaneously with the funding of the Facilities be, consummated in accordance with the Acquisition Agreement in all material respects; and the Acquisition Agreement shall not have been amended or modified, and no condition shall have been waived or consent granted, in any respect that is materially adverse to the Lenders without the Arrangers’ prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

(e)        The Acquisition Agreement Representations shall be true and correct in all material respects (solely to the extent the accuracy of such representations is a condition to the Borrower’s obligation to close the Tender Offer under the Acquisition Agreement) and the Specified Representations shall be true and correct in all material respects; provided that to the extent any Specified Representation is qualified by or subject to a “material adverse effect,” “material adverse change” or similar term or qualification, the definition thereof shall be the definition of Target Material Adverse Effect for purposes of the making or deemed making of such Specified Representation.

(f)        The Administrative Agent shall have received, for the account of the Administrative Agent and the Lenders, as applicable, all fees and invoiced expenses required to be paid by the Borrower on or prior to the Closing Date pursuant to the Fee Letter or otherwise, to the extent invoiced and received by the Borrower at least three Business Days prior to the Closing Date.

(g)        The Lenders shall have received, at least three Business Days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act, in each case that has been reasonably requested by the Lenders in writing at least ten Business Days prior to the Closing Date.

(h)        All material consents, licenses and approvals (if any) of Governmental Authorities and other Persons required in connection with the Acquisition and the other Transactions to the extent required as a condition to the Borrower’s obligation to consummate the Tender Offer pursuant to the Acquisition Agreement shall have been obtained.

For the avoidance of doubt, if the conditions set forth in this Section 4.02 are satisfied, the absence of any Default or Event of Default under the Loan Documents shall not be a condition precedent to the Borrowing on the Closing Date.

The Borrowing of the Loans on the Closing Date shall be deemed to be a representation and warranty by the Borrower that the conditions specified in this Section 4.02 have been satisfied in all material respects on and as of the Closing Date.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders on the Closing Date that the following representations and warranties are true and correct as of such date (or, in the case of any of the following that is made solely as of any specific date, such specific date); provided that, to the extent the Borrower is unable to make any of the following representations or warranties due to the inaccuracy thereof, the Borrower shall be deemed to have made such representation or warranty for all purposes hereunder and there shall be a Default hereunder, subject to the Clean-Up Period and the last sentence of Section 4.02.

5.01     Existence, Qualification and Power.  (a) The Borrower is a company or a corporation duly organized or formed, validly existing and in good standing (to the extent legally applicable in the relevant jurisdiction) under the Laws of the jurisdiction of its incorporation or organization, (b) the Borrower has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business as presently conducted and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) the Borrower is duly qualified under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

5.02     Authorization; No Contravention.  The execution, delivery and performance by the Borrower of each Loan Document to which the Borrower is a party, has been duly authorized by all necessary corporate or other organizational action.  The execution, delivery and performance by the Borrower of each Loan Document to which the Borrower is a party and the consummation by the Borrower of the transactions contemplated hereby do not and will not: (a) contravene the terms of any of the Organization Documents of the Borrower or any of its Subsidiaries; (b) conflict with or result in any material breach or contravention of, or the creation of any Lien under or require any payment to be made under, (i) any Material Contractual Obligation to which the Borrower or any of its Subsidiaries is a party or affecting the Borrower or any of its Subsidiaries or the properties of the Borrower or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the Borrower or any of its Subsidiaries or their respective properties are subject; or (c) violate any applicable Law; except in each case referred to in clause (b) or (c), which would not reasonably be expected to have a Material Adverse Effect.

5.03     Governmental Authorization.  No approval, consent, exemption, authorization,

or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Borrower of this Agreement or any other Loan Document except for those approvals, consents, exemptions, authorizations or other actions, notices or filings that have been obtained or made and are in full force and effect or the failure of which to obtain would not reasonably be expected to have a Material Adverse Effect.

5.04     Binding Effect.  This Agreement has been, and each other Loan Document to which the Borrower is a party, when delivered hereunder, will have been, duly executed and delivered by the Borrower.  This Agreement constitutes, and each other Loan Document to which the Borrower is a party when so delivered will constitute, a legal, valid and binding obligation of the Borrower, enforceable against such Person in accordance with its terms, except as enforceability may be limited by applicable Debtor Relief Laws and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

5.05     Financial Statements.

(a)        The Audited Financial Statements filed by the Borrower with the SEC (i) were prepared in accordance with GAAP, except as otherwise expressly noted therein; and (ii) fairly present, in all material respects, the financial condition of the Borrower and its Subsidiaries on a consolidated basis as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b)        The unaudited consolidated financial statements of the Borrower and its Subsidiaries dated June 30, 2017, and the related unaudited consolidated statements of operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date furnished to the Administrative Agent (for further distribution to the Lenders) (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present, in all material respects, the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

5.06     Litigation.  As of the Closing Date, except as disclosed in either the most recent 10-K, the most recent 10-Q filed by the Borrower or any Form 8-K filed subsequent to such date but prior to the date hereof, there are no actions, suits, investigations, litigations, claims, disputes or proceedings pending or, to the knowledge of the Borrower, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any Subsidiary or against any of their respective properties or revenues or orders, decrees, judgments, rulings, injunctions, writs, temporary restraining orders or other orders of any nature issued by any court or Governmental Authority that (a) either individually or in the aggregate would reasonably be expected to have a Material Adverse Effect or (b) purport to affect the legality, validity or enforceability of the Loan Documents.

5.07     Ownership of Property; Liens.  The property of the Borrower and each Subsidiary is subject to no Liens, other than Liens permitted by Section 7.01.

5.08     Taxes.  The Borrower and each Subsidiary has filed or caused to be filed all Federal, state and other Tax returns and reports required to be filed, and have timely paid all Federal, state and other Taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which (a) are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP or (b) the failure to do so would not reasonably be expected to have a Material Adverse Effect.

5.09     ERISA Compliance.

(a)        Each Plan is in compliance in all material respects with the applicable provisions of ERISA and the Code. The Borrower and each ERISA Affiliate have made all required contributions to each Pension Plan, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Pension Plan, except where such event or condition, together with all other such events or conditions, would not reasonably be expected to have a Material Adverse Effect.

(b)        There are no pending or, to the knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would be reasonably expected to have a Material Adverse Effect.  There has been no non-exempt prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code or violation of the fiduciary responsibility rules of ERISA with respect to any Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect.

(c)        (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; and (iii) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that is subject to Sections 4069 or 4212(c) of ERISA, except where in each case in clauses (i) through (iii) such event or condition, together with all other such events or conditions, would not reasonably be expected to have a Material Adverse Effect.

5.10     Purpose of the Loans.  The proceeds of the Loans made available to the Borrower are to be used solely to finance a portion of the Acquisition and to pay certain fees and expenses payable to the Lenders in connection with the Loans.  The Borrower shall not use, and shall procure that its Subsidiaries shall not use, the proceeds of the Loans made available to the Borrower in contravention of the United States Foreign Corrupt Practices Act of 1977, the PATRIOT Act or any other similar applicable anti-corruption or anti-terrorism legislation promulgated under any of the foregoing.

5.11     Margin Regulations; Investment Company Act.

(a)        The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Loans will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock, except the Borrower may use the proceeds of any Loan, directly or indirectly, to purchase or carry Margin Stock so long as (x) either (A) the Margin

Stock so acquired is promptly retired following the purchase or other acquisition thereof or (B) at all times and after giving effect to each such purchase or acquisition, not more than 25% of the total assets of the Borrower and its Subsidiaries on a consolidated basis are represented by Margin Stock owned by the Borrower and its Subsidiaries on a consolidated basis and (y) such purchase or acquisition is not for the purpose of speculation.  At all times following the application of the proceeds of the Loans not more than 25% of the value of the assets (of the Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of Section 7.01, or Section 7.02 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 8.01(e) will be Margin Stock.

(b)        Neither the Borrower nor any Subsidiary thereof is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.12     Compliance with Laws.  The Borrower and its Subsidiaries are in compliance in all material respects with the requirements of all applicable Laws (including, without limitation, all applicable Environmental Laws and all food and drug and health care and medical related Laws and Laws regulating contractors to foreign, Federal, state and local governments applicable to it and its properties) and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

5.13     OFAC.   Neither the Borrower nor any of its Subsidiaries nor, to the knowledge of the Borrower, any director or officer of the Borrower or any of its Subsidiaries, (i) is currently the subject or target of any Sanctions (subject or target of Sanctions signifying a Person with whom a Person obliged to comply with applicable Sanctions would be prohibited by law from engaging in certain transactions), (ii) is located, organized or residing in any Designated Jurisdiction, or (iii) is engaged in any transaction with any Person who is the subject or target of Sanctions (subject or target of Sanctions signifying a Person with whom a Person obliged to comply with applicable Sanctions would be prohibited by law from engaging in certain transactions) or who is located, organized or residing in any Designated Jurisdiction, in each case, to the extent such transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States.  No Loan, nor the proceeds from any Loan, is being used, directly or to the knowledge of the Borrower, indirectly, to lend, contribute, provide or has otherwise made available to fund any activity or business in any Designated Jurisdiction or to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject or target of any Sanctions (subject or target of Sanctions signifying a Person with whom a Person obliged to comply with applicable Sanctions would be prohibited by law from engaging in certain transactions), in each case, to the extent such activity or business would be prohibited by Sanctions if conducted by a corporation incorporated in the United States, or in any other manner that will result in any violation by any Person party to this Agreement (including any Lender or the Administrative Agent) of Sanctions.

ARTICLE VI
AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder (other than contingent, unasserted indemnification obligations) shall remain unpaid or unsatisfied, the Borrower shall, and shall (except in the case of the covenants set forth in Section 6.01, Section 6.02 and Section 6.03) cause each Subsidiary to:

6.01     Financial Statements.  Deliver to the Administrative Agent (for further distribution to each Lender):

(a)        as soon as available, but in any event within 95 days after the end of each fiscal year of the Borrower (commencing with the fiscal year ended December 31, 2017), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, such consolidated statements to be audited by a Registered Public Accounting Firm of nationally recognized standing; and

(b)        as soon as available, but in any event within 50 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (commencing with the fiscal year ended December 31, 2017), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year (and the delivery of such statements shall be deemed a representation that such statements fairly present, in all material respects, the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes).

6.02     Certificates; Other Information.  Deliver to the Administrative Agent (for further distribution to each Lender):

(a)        no later than the requested date of delivery of the financial statements referred to in Sections 6.01(a) and 6.01(b) (commencing with the delivery of the financial statements for the fiscal year ended December 31, 2017), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower.  The Compliance Certificate will contain calculations with respect to Section 7.01(v), to the extent applicable in a particular period;

(b)        promptly after the same are available, copies of each annual report, proxy or financial statement of the Borrower filed by the Borrower with the SEC and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, and not otherwise required to be delivered to the Administrative Agent pursuant hereto; and

(c)        promptly, such additional material information regarding the business, financial or corporate affairs of the Borrower or any of its Subsidiaries, or compliance with the terms of the Loan Documents, as the Administrative Agent may from time to time reasonably request.

Documents required to be delivered pursuant to Sections 6.01(a) or 6.01(b) or Section 6.02(b) (to the extent any such documents are included in materials otherwise filed with the SEC) shall be deemed to have been delivered on the date  on which such documents are posted on the website of the SEC at www.sec.gov; provided, that the Borrower shall provide to the Administrative Agent, upon its request, by electronic mail electronic versions (i.e., soft copies) of such documents.  The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

6.03     Notices.  Promptly after a Responsible Officer of the Borrower becomes aware thereof, notify the Administrative Agent of:

(a)        the occurrence of any Default; and

(b)        to the extent that the following have resulted in, or would reasonably be expected to result in, a Material Adverse Effect: any dispute, action, litigation, investigation or proceeding between the Borrower or any Subsidiary and any Governmental Authority.

Each notice pursuant to Section 6.03(a) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action, if any, the Borrower has taken and proposes to take with respect thereto.

6.04     Payment of Tax Obligations.  Pay and discharge, or cause to be paid and discharged, as the same shall become due and payable, all its Federal and state Tax liabilities and all other Tax liabilities upon it or its properties or assets, unless (a) the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary or (b) the failure to make such payment or discharge such liability would not reasonably be expected to result in a Material Adverse Effect.

6.05     Preservation of Existence, Etc.  (a) Preserve, renew and maintain in full force and effect its legal existence and, to the extent legally applicable in the relevant jurisdiction, good standing under the Laws of the jurisdiction of its organization except (i) in a transaction permitted by Section 7.02; (ii) in the situation where a Subsidiary has no operations or revenues; or (iii) solely with respect to any Subsidiary, where the failure to do so would not reasonably be expected to have a Material Adverse Effect; and (b) take all reasonable action to maintain all rights, privileges, permits, licenses, approvals and franchises in each case which are necessary in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.06     Maintenance of Insurance.  Maintain self-insurance or insurance with financially sound and reputable insurance companies (which may include captive insurance company that is an Affiliate of the Borrower), with respect to its properties and business against loss or damage, to such extent and against such risks, as is customary for similarly situated Persons engaged in the same or similar businesses.

6.07     Compliance with Laws.  Comply in all material respects with the requirements of all applicable Laws (including, without limitation, all applicable Environmental Laws, Securities Laws, ERISA laws, and all food and drug and health care and medical related Laws and laws regulating contractors to foreign, Federal, state and local governments applicable to it and its properties) and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

6.08     Books and Records.  Maintain proper books of record and account as would permit the preparation of financial statements in accordance with GAAP, in which full, true and correct entries shall be made of all material financial transactions and material matters involving the assets and business of the Borrower or any of its Subsidiaries.

ARTICLE VII
NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder (other than any contingent, unasserted indemnification obligations) shall remain unpaid or unsatisfied, the Borrower shall not, nor shall it permit any Material Subsidiary to, directly or indirectly:

7.01     Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)        Liens pursuant to any Loan Document;

(b)        Liens existing on property owned or leased by any Person at the time it becomes a Subsidiary or is merged into the Borrower or a Subsidiary (other than any such Lien created in contemplation thereof);

(c)        Liens existing on property at the time of the acquisition thereof by the Borrower or any Subsidiary (other than any such Lien created in contemplation thereof);

(d)       Liens existing on the date hereof and any renewals, extensions or replacements thereof, provided that (i) the property covered thereby has not changed and (ii) the amount secured or benefited thereby is not increased;

(e)        Liens arising by reason of deposit with, or the giving of any form of security to, any Governmental Authority or any body created or approved by law or governmental regulation;

(f)        Liens securing Indebtedness of a Subsidiary owed to the Borrower or another Subsidiary;

(g)        Liens for Taxes which are not delinquent or remain payable without penalty, or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing forfeiture of property subject thereto and for which adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP, or to the extent non-payment thereof is permitted under Section 6.04;

(h)        carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’ or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 90 days or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture of the property subject thereto and for which adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(i)         pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(j)         deposits and other liens to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations (other than Indebtedness) incurred in the ordinary course of business;

(k)        easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(l)         Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h); provided that enforcement of such Liens is effectively stayed;

(m)       licenses, leases, sublicenses or subleases of the Borrower or any Subsidiary granted to others and not interfering in any material respect with the ordinary conduct of the business of the Borrower or any such Subsidiary;

(n)        Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Borrower or any Subsidiary in the ordinary course of business;

(o)        Liens on goods (and the documents of title related thereto), the purchase price of which is financed by a documentary letter of credit issued for the account of the Borrower or any Subsidiary; provided that any such Lien secures only the obligations of the Borrower or such Subsidiary in respect of such letters of credit;

(p)        Liens arising solely by virtue of any banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution, including those involving pooled accounts and netting arrangements; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by us in excess of those set forth by regulations promulgated by FRB, and (ii) such deposit account is not intended by the Borrower or any of its Subsidiaries to provide collateral to the depository institution;

(q)        Liens granted by the Borrower or any of its Subsidiaries securing Capital Lease Obligations or purchase money Indebtedness (including any refinancings and extensions thereof); provided that such Lien shall extend in each case only to the property financed with such Indebtedness and proceeds thereof;

(r)        Liens provided to secure liabilities to insurance carriers or self insurance arrangements in the ordinary course of business;

(s)        zoning, building codes and other land use law or regulations regulating the use or occupancy of the Borrower’s or any Subsidiary’s property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such property which are not violated by the current use or occupancy of such property in the operation of the business conducted thereon;

(t)        Liens securing industrial development, pollution control or similar revenue bonds;

(u)        Liens securing reimbursement obligations with respect to letters of credit arising by operation of law under Section 5-118(a) of the Uniform Commercial Code;

(v)        Liens not otherwise permitted in this Section 7.01 which secure obligations not exceeding in the aggregate principal amount 20% of the Consolidated Net Tangible Assets of the Borrower and its Subsidiaries, at the time such Liens are created, for all such Liens granted and still in effect pursuant to this clause (v); and

(w)       any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any permitted Lien referred to in this Section 7.01 above, inclusive of any Lien existing at the date of this Agreement; provided that, unless otherwise noted above, the obligation secured by such new Lien shall not extend beyond the property subject to the existing Lien and be greater in amount than the obligations secured by the Lien extended, renewed or replaced (plus an amount in respect of reasonable financing fees and related transaction costs).

Notwithstanding the foregoing, if the Tender Offer is consummated but not the Merger, this Section 7.01 shall not apply to any Equity Interests of the Target owned by the Borrower or its Subsidiaries for so long as such Equity Interests constitute Margin Stock.

7.02     Fundamental Changes; Dispositions of Assets. The Borrower will not merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of, or permit any of its Subsidiaries to Dispose of (whether in one transaction or in a series of transactions), all or substantially all of the assets (whether now owned or hereafter acquired) of the Borrower and its Subsidiaries, taken as a whole, to or in favor of any Person, except that:

(a)        any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Subsidiary; and

(b)        the Borrower may merge or consolidate with or into another Person, provided that (i) the Borrower shall be the continuing or surviving Person, and (ii) no Default or Event of

Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom.

Notwithstanding the foregoing, if the Tender Offer is consummated but not the Merger, this Section 7.02 shall not apply to any Equity Interests of the Target owned by the Borrower or its Subsidiaries for so long as such Equity Interests constitute Margin Stock.

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES

8.01     Events of Default.  Any of the following shall constitute an Event of Default:

(a)        Non-Payment.  The Borrower fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan of the Borrower,  (ii) within five Business Days after the same becomes due, any interest on any Loan of the Borrower, or (iii) within ten Business Days after the same becomes due, any fee or any other amount (other than an amount referred to in clauses (i) and (ii) above) due from the Borrower hereunder or under any other Loan Document; or

(b)        Specific Covenants.  The Borrower fails to perform or observe any term, covenant or agreement contained in any of (i) Section 6.03(a) and such default shall continue unremedied for a period of five Business Days or (ii) ARTICLE VII; or

(c)        Other Defaults.  The Borrower fails to perform or observe any other covenant or agreement (not specified in Sections 8.01(a) or 8.01(b)) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after receipt of notice thereof from the Administrative Agent at the request of any Lender; or

(d)       Representations and Warranties.   (i) Any Specified Representation or Acquisition Agreement Representation shall be incorrect or misleading in any material respect when made or deemed made (and with respect to any Acquisition Agreement Representation, solely to the extent the inaccuracy of such representation is a condition to the Borrower’s obligation to close the Tender Offer) or (ii) any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower herein, or in any other Loan Document to which it is a party, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e)        Cross-Default.  (i) The Borrower or any Material Subsidiary, as applicable, (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower as a result thereof is greater than the Threshold Amount and is not paid when due after giving effect to any applicable grace period; or

(f)        Insolvency Proceedings, Etc.  The Borrower or any Material Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, examiner or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, examiner or similar officer is appointed without the application or consent of such Persons and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Persons or to all or any material part of its property is instituted without the consent of such Persons and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)        Inability to Pay Debts; Attachment.  The Borrower or any Material Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due; or

(h)        Judgments.  There is entered against the Borrower one or more final judgments or orders for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by insurance as to which the insurer does not deny coverage) and there is a period of 60 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)         ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in liability of the Borrower or any ERISA Affiliate under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan and in each case in clause (i) or (ii) such event or condition, together with all other such events or conditions, would reasonably be expected to have a Material Adverse Effect; or

(j)         Invalidity of Loan Documents.  Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; the Borrower contests in any manner the validity or enforceability of any material provision of any Loan Document; or the Borrower denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document to which it is a party; or

(k)        Change of Control.  There occurs any Change of Control.

8.02     Remedies Upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)        declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(b)        exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for other applicable relief with respect to the Borrower under the Bankruptcy Code of the United States specified in Sections 8.01(f) or 8.01(g), the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

8.03     Application of Funds.  After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received by the Administrative Agent on account of the Obligations shall, subject to the provisions of Section 2.12, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under ARTICLE III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders and amounts payable under ARTICLE III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid fees and interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrower as its interests appear or as otherwise required by Law.

8.04     Clean-up Period.  Notwithstanding anything to the contrary in this Agreement, if during the 30-day period following the Closing Date (the “Clean-up Period”), a matter or circumstance exists which constitutes a Default or Event of Default, that matter or circumstance will not constitute a Default or Event of Default, as applicable, provided that (i) the matter or circumstance does not constitute a Default or an Event of Default incapable of being cured, (ii) reasonable steps are being taken to cure that matter or circumstance and (iii) such Default or Event of Default is cured or otherwise ceases to exist within such 30-day period following the Closing Date.  For the avoidance of doubt, nothing in this Section 8.04 shall effect the conditions precedent set forth in ARTICLE IV.

ARTICLE IX
ADMINISTRATIVE AGENT

9.01     Appointment and Authority.

Each of the Lenders hereby irrevocably appoints Bank of America, N.A. to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this ARTICLE IX are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.

9.02     Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor to, or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03     Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)        shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)        shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law; and

(c)        shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.01 and Section 8.02) or (ii) in the absence of its own gross negligence, willful misconduct or bad faith.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.

The Administrative Agent shall not be responsible for, or have any duty to ascertain or inquire into, (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in ARTICLE IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04     Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05     Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this ARTICLE IX shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facility provided for herein as well as activities as Administrative Agent.

9.06     Resignation of Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor administrative agent, which shall be a bank reasonably satisfactory to the Borrower (absent the existence of an Event of Default) with an office in New York, New York, or an Affiliate of any such bank with an office in New York, New York; provided that in no event shall any such successor administrative agent be a Defaulting Lender or a Disqualified Institution.  If no such successor administrative agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor administrative agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor administrative agent as provided for above in this Section 9.06.  Upon the acceptance of a successor administrative agent’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.06).  The fees payable by the Borrower to a successor administrative agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this ARTICLE IX and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

9.07     Non-Reliance on Administrative Agent and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08     No Other Duties, Etc.  Anything herein to the contrary notwithstanding, the Arrangers  and the Syndication Agent shall not have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in their capacities, as applicable, as the Administrative Agent or a Lender hereunder.

9.09     Administrative Agent May File Proofs of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)        to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due to the Lenders and the Administrative Agent under Section 10.04) allowed in such judicial proceeding; and

(b)        to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.10     Withholding.  To the extent required by any applicable Laws, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax.  If any payment has been made to any Lender by the Administrative Agent without the applicable withholding Tax being withheld from such payment and the Administrative Agent has paid over the applicable withholding Tax to the IRS or any other

Governmental Authority, or the IRS or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

ARTICLE X
MISCELLANEOUS

10.01   Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)        waive any condition set forth in Section 4.02(a) or Section 4.02(a) without the written consent of the Administrative Agent;

(b)        extend or increase the Commitment of any Lender under a Facility (or reinstate any Commitment of any Lender terminated pursuant to Section 8.02 with respect to such Facility) without the written consent of such Lender;

(c)        postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d)       reduce the principal of, or the rate of interest specified herein on, any Loan or (subject to clause (ii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(e)        change Section 2.11 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender; and

(f)        change any provision of this Section 10.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document and (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the respective parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of such Lender with respect to any Facility may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding anything in this Section 10.01 to the contrary, to the extent an amendment, waiver or consent solely relates to one Facility then only the consent of a majority of the Lenders under such  Facility shall be required for such amendment, waiver or consent; provided further, that in the event such amendment, waiver or consent affects or otherwise only impacts the Lenders under one Facility, then only the written consent of each Lender under such Facility directly affected thereby shall be required for such amendment, waiver or consent.

Notwithstanding anything in this Section 10.01 to the contrary, if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error, ambiguity, defect, inconsistency or omission of a technical nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision, and, in each case, such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders to the Administrative Agent within ten Business Days following receipt of notice thereof.

10.02   Notices; Effectiveness; Electronic Communications.

(a)        Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 10.02(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)         if to the Borrower or the Administrative Agent, to the address, telecopier number or telephone number specified for such Person on Schedule 10.02; and

(ii)        if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire) then in effect for the delivery of notices that may contain material non-public information relating to the Borrower.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices delivered through electronic communications to the extent provided in Section 10.02(b) shall be effective as provided in Section 10.02(b).

(b)        Electronic Communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to ARTICLE II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent may, in its discretion, or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.  Unless otherwise agreed by the Borrower or the Administrative Agent, as applicable, pursuant to the preceding sentence, it is understood and agreed that electronic communications to the Borrower or the Administrative Agent shall not constitute effective notice to the Borrower or the Administrative Agent, respectively.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)        The Platform.  INTRALINKS OR ANOTHER SIMILAR ELECTRONIC SYSTEM (THE “PLATFORM”) IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE MATERIALS AND/OR INFORMATION PROVIDED BY OR ON BEHALF OF THE BORROWER HEREUNDER (THE “BORROWER MATERIALS”) OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the

Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence, willful misconduct or bad faith of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)       Change of Address, Etc.  Each of the Borrower and the Administrative Agent  may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each of the Lenders (each a “Public Lender”) who have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e)        Reliance by Administrative Agent and Lenders.  The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by the Borrower, except to the extent that loss, cost, expense or liability is determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence, willful misconduct or bad faith of such Person.

(f)        All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03   No Waiver; Cumulative Remedies; Enforcement.

(a)        No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

(b)        Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.11) or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b) and(c) of the preceding proviso and subject to Section 2.11, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04   Expenses; Indemnity; Damage Waiver.

(a)        Costs and Expenses.  The Borrower shall pay (i) all reasonable, invoiced out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including (a) the reasonable, invoiced out-of-pocket fees, charges and disbursements of one primary counsel for the Administrative Agent (and one additional counsel for any actual or reasonably perceived conflict of interest, where the Persons affected by such conflict inform the Borrower in writing of the existence of such conflict of interest, and, if reasonably deemed necessary by the Administrative Agent, one special or regulatory counsel in multiple jurisdictions or one local counsel in each relevant jurisdiction (but no other counsels)) and (b) reasonable invoiced out-of-pocket due diligence expenses), in connection with the syndication of the credit facility provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the reasonable, invoiced fees, charges and disbursements of one primary counsel for the Administrative Agent and the Lenders (and one additional counsel for any actual or reasonably perceived conflict of interest, where the Persons affected by such conflict inform the Borrower in writing of the existence of such conflict of interest, and, if reasonably deemed necessary by the Administrative Agent, one special or regulatory counsel in multiple jurisdictions or one local counsel in each relevant jurisdiction (but no other counsels)) in connection with the enforcement or protection of its rights (a) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.04, or (b) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)        Indemnification by the Borrower.  The Borrower will indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each Related Party of any of the foregoing Persons and their respective successors and assigns (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and reasonable invoiced out-of-pocket expenses (including the reasonable invoiced out-of-pocket fees, disbursements and other charges of one outside counsel to all Indemnitees (and one additional counsel for any actual or reasonably perceived conflict of interest, where the Persons affected by such conflict inform the Borrower in writing of the existence of such conflict of interest, and, if reasonably deemed necessary by the Administrative Agent, one special or regulatory counsel in multiple jurisdictions and one local counsel in each relevant jurisdiction (but no other counsels))) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, its equityholders or creditors, or an Indemnitee, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or reasonable invoiced out-of-pocket expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the (a) gross negligence, willful misconduct or bad faith of such Indemnitee or (b) a material breach of the obligations of such Indemnitee under the Loan Documents or (y) arises from any dispute solely among Indemnitees (other than claims against any Indemnitee in its capacity or in fulfilling its role as an Administrative Agent or Arranger under this Agreement) other than as a result of any act or omission by the Borrower.  The Borrower shall not, without the prior written consent of the relevant Indemnitee (which consent shall not be unreasonably withheld), effect any settlement of any pending or threatened investigation, litigation or proceeding against an Indemnitee in respect of which indemnity could have been sought hereunder by such Indemnitee unless (i) such settlement includes an unconditional release of such Indemnitee from all liability or claims that are the subject matter of such investigation, litigation or proceeding and (ii) does not include any statement as to any admission of fault.  This Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)        Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Sections 10.04(a) or 10.04(b) to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party thereof, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent)  in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity.  The obligations of the Lenders under this Section 10.04(c) are subject to the provisions of Section 2.10(d).

(d)       Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable Law, no party hereto may assert, and hereby waives, any claim against any Indemnitee, on any theory of liability (whether direct or indirect, in contract or tort or otherwise), for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof; provided that the foregoing shall not limit in any manner whatsoever the Borrower’s indemnification obligations hereunder to the extent such damages are required to be indemnified against pursuant to Section 10.04(b).  No Indemnitee referred to in Section 10.04(b) shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except for direct, actual damages, to the extent such damages are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee.

(e)        Payments.  All amounts due under this Section 10.04 shall be payable promptly after demand therefor.

(f)        Survival.  The agreements in this Section 10.04 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05   Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligation of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06   Successors and Assigns.

(a)        Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that: (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender; and (ii) no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (A) to an assignee in accordance with the provisions of Section 10.06(b), (B) by way of participation in accordance with the provisions of Section 10.06(d), or (C) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.06(b) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)        Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment with respect to any Facility and the Loans at the time owing to it under any Facility); provided that any such assignment shall be subject to the following conditions:

(i)         Minimum Amounts.

(A)       in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)       in the case of any assignment not described in Section 10.06(b)(i)(A), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) in respect of a Facility or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender under a Facility subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $10,000,000 with respect to such Facility and $1,000,000 increments in excess thereof, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii)        Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

(iii)       Required Consents.  No consent shall be required for any assignment except to the extent required by Section 10.06(b)(i) and, in addition:

(A)       the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender, an Approved Fund or a “Lender” under and as defined in the Existing Credit Agreement; and

(B)       the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Commitment or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iv)       Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee payable by the assignor or assignee as agreed to between such parties in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)        No Assignment to Certain Persons.  No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), (C) to any Disqualified Institution or (D) to a natural person.

(vi)       Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.06(c), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 3.01, Section 3.04, Section 3.05 and Section 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.06(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).

(c)        Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s office in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)       Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender, a Disqualified Institution or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that directly affects such Participant.  Subject to Section 10.06(e), the Borrower agrees that each Participant shall be entitled to the benefits of Section 3.01, Section 3.04 and Section 3.05 and subject to the requirements and limitations therein to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b).  To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided such Participant agrees to be subject to Section 2.11 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other rights or obligations under the Loan Documents (each such register, a “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of any Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Loans made hereunder or other rights or obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Loan or other right or obligation is in registered form under Section 5f.103-1(c) of the U.S. Treasury Regulations.  The entries in a Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes hereunder notwithstanding any notice to the contrary.

(e)        Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.01 or Section 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f)        Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over it; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

10.07   Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners) or required by applicable Law or regulations or by any subpoena or similar legal process (in which case the Administrative Agent and the Lenders agree to inform the Borrower promptly thereof (unless prohibited by law, rule or regulation and except in connection with any order or request as part of a regulatory examination or other regulatory request)), (c) to any other party hereto, (d) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (e) subject to an agreement containing provisions not less restrictive than those of this Section 10.07, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (f) with the prior written consent of the Borrower or (g) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 10.07 or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or any of its Subsidiaries or Affiliates; provided that in no event shall disclosure be made to any Disqualified Institution.

For purposes of this Section 10.07, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary.  Any Person required to maintain the confidentiality of Information as provided in this Section 10.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or any of its Subsidiaries,

(b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

10.08   Right of Setoff.  If an Event of Default under Section 8.01(a) or an acceleration of the Loans shall have occurred and be continuing with respect to the Borrower, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) of the Borrower at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.11 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender and their respective Affiliates under this Section 10.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have.  Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09   Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10   Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.02, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11   Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of the Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

10.12   Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 10.02, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13   Replacement of Lenders.

(a)        If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i)         the Borrower shall have paid to the Administrative Agent fifty percent (50%) of the assignment fee specified in Section 10.06(b)(iv);

(ii)                              such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.01, Section 3.04 or Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)                          in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv)                          such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(b)                              If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender or each Lender directly affected thereby and that has been approved by the Required Lenders, the Borrower may replace such non-consenting Lender in accordance with clause (a) above; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).

10.14            Governing Law; Jurisdiction; Etc.

(a)                               GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)                              SUBMISSION TO JURISDICTION.  EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH PARTY HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN

DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)                               WAIVER OF VENUE.  EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN SECTION 10.14(b).  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)                             SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15            Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.15.

10.16            PATRIOT Act Notice.  Each Lender that is subject to hereto and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with such Act.

10.17            No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges that:

(i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Lenders are arm’s-length commercial transactions between the Borrower, on the one hand, and the Administrative Agent and the Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, or any other Person and (B) each of the Administrative Agent and the Lenders has no obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) each of the Administrative Agent and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and each of the Administrative Agent and the Lenders has no obligation to disclose any of such interests to the Borrower.  To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.18            Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)                               the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)                              the effects of any Bail-in Action on any such liability, including, if applicable:

(i)                                  a reduction in full or in part or cancellation of any such liability;

(ii)                              a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)                          the variation of the terms of such liability  in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

10.19            Judgment Currency.  If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given.  The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or the Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency.  If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent against such loss.  If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable Law).

10.20            Electronic Execution of Assignments and Certain Other Documents.  The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent and the Borrower or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary neither the Administrative Agent nor the Borrower is under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent and the Borrower pursuant to procedures mutually agreed.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

GILEAD SCIENCES, INC., as the Borrower

By:	/s/ Robin L. Washington

	Name:	Robin L. Washington

	Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Term Loan Facility Credit Agreement]

BANK OF AMERICA, N.A., as Administrative Agent and as a Lender

By:	/s/ Joseph L. Corah

	Name:	Joseph L. Corah

	Title:	Director

[Signature Page to Term Loan Facility Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Kirk Tesch

	Name:	Kirk Tesch

	Title:	Managing Director

[Signature Page to Term Loan Facility Credit Agreement]

Barclays Bank PLC, as a Lender

By:	/s/ Craig J. Malloy

	Name:	Craig J. Malloy

	Title:	Director

[Signature Page to Term Loan Facility Credit Agreement]

JPMORGAN CHASE BANK, N.A.,
as a Lender

By:	/s/ Vanessa Chiu

	Name:	Vanessa Chiu

	Title:	Executive Director

[Signature Page to Term Loan Facility Credit Agreement]

MORGAN STANLEY BANK, N.A.,
as a Lender

By:	/s/ Michael King

	Name:	Michael King

	Title:	Authorized Signatory

[Signature Page to Term Loan Facility Credit Agreement]

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as a Lender

By:	/s/ Brian McNany

	Name:	Brian McNany

	Title:	Director

[Signature Page to Term Loan Facility Credit Agreement]

HSBC Bank USA, N.A., as a Lender

By:	/s/ Thomas T. Hou

	Name:	Thomas T. Hou

	Title:	Managing Director

[Signature Page to Term Loan Facility Credit Agreement]

Mizuho Bank, Ltd.

as a Lender

By:	/s/ Bertram H. Tang

	Name:	Bertram H. Tang

	Title:	Authorized Signatory

[Signature Page to Term Loan Facility Credit Agreement]

Sumitomo Mitsui Banking Corporation, as a Lender

By:	/s/ Katsuyuki Kuho

	Name:	Katsuyuski Kuho

	Title:	Managing Director

[Signature Page to Term Loan Facility Credit Agreement]

GOLDMAN SACHS BANKS USA, as a Lender

By:	/s/ Annie Carr

	Name:	Annie Carr

	Title:	Authorized Signatory

[Signature Page to Term Loan Facility Credit Agreement]

Citibank N.A.,

as a Lender

By:	/s/ Marni McManus

	Name:	Marni McManus

	Title:	Vice President

[Signature Page to Term Loan Facility Credit Agreement]

Royal Bank of Canada, as a Lender

By:	/s/ Kevin Bemben

	Name:	Kevin Bemben

	Title:	Authorized Signatory

[Signature Page to Term Loan Facility Credit Agreement]

U.S. Bank National Association,

as a Lender

By:	/s/ David C. Mruk

	Name:	David C. Mruk

	Title:	SVP

[Signature Page to Term Loan Facility Credit Agreement]

SCHEDULE 2.01

COMMITMENTS AND APPLICABLE PERCENTAGES

Lender	364-Day Term Commitments	Three-Year Term Commitments	Five-Year Term Commitments	Total Commitments	Applicable Percentage
Bank of America, N.A.	$150,000,000	$375,000,000	$375,000,000	$900,000,000	15.00%
Wells Fargo Bank, National Association	$150,000,000	$375,000,000	$375,000,000	$900,000,000	15.00%
Barclays Bank PLC	$100,000,000	$250,000,000	$250,000,000	$600,000,000	10.00%
JPMorgan Chase Bank, N.A.	$100,000,000	$250,000,000	$250,000,000	$600,000,000	10.00%
Morgan Stanley Senior Funding, Inc.	$100,000,000	$250,000,000	$250,000,000	$600,000,000	10.00%
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$50,000,000	$125,000,000	$125,000,000	$300,000,000	5.00%
HSBC Bank USA, N.A.	$50,000,000	$125,000,000	$125,000,000	$300,000,000	5.00%
Mizuho Bank (USA)	$50,000,000	$125,000,000	$125,000,000	$300,000,000	5.00%
Sumitomo Mitsui Banking Corporation	$50,000,000	$125,000,000	$125,000,000	$300,000,000	5.00%
Goldman Sachs Bank USA	$50,000,000	$125,000,000	$125,000,000	$300,000,000	5.00%
Citibank, N.A.	$50,000,000	$125,000,000	$125,000,000	$300,000,000	5.00%
Royal Bank of Canada	$50,000,000	$125,000,000	$125,000,000	$300,000,000	5.00%
U.S. Bank National Association	$50,000,000	$125,000,000	$125,000,000	$300,000,000	5.00%
Total	$1,000,000,000	$2,500,000,000	$2,500,000,000	$6,000,000,000	100.0%

SCHEDULE 10.02

ADMINISTRATIVE AGENT’S OFFICE, CERTAIN ADDRESSES FOR NOTICE

BORROWER:

GILEAD SCIENCES, INC.
333 Lakeside Drive
Foster City, CA  94404
Attention:  Brad Vollmer
Telephone:  650-522-2331
E-mail:  brad.vollmer@Gilead.com
Website:  www.Gilead.com

ADMINISTRATIVE AGENT:

Administrative Agent’s Office (for payments and Loan Notices):
BANK OF AMERICA, N.A.
Mail Code: NC1-001-05-46
101 N. Tryon Street
Charlotte, NC 28255
Attention: Charles Hensley
Telephone:  980-388-3225
Telecopier:  704-719-5362
E-mail:  charles.hensley@baml.com

Wire Instructions:
BANK OF AMERICA, N.A., NEW YORK, NY
ABA# 026009593
Account Name: Corporate Credit Services
Account No.:  1366072250600
Ref:  Gilead Sciences, Inc.
Attn.: Corporate Credit Services

Other Notices as Administrative Agent:
BANK OF AMERICA, N.A.,
AGENCY MANAGEMENT
Mail Code:  CA5-705-04-09
555 California Street, 4th Floor
San Francisco, CA 94104
Attention:  Aamir Saleem
Telephone:  415-436-2769
Telecopier:  415-503-5089
E-mail:  aamir.saleem@baml.com

EXHIBIT A

FORM OF LOAN NOTICE

Date:  ___________, _____

To:                           Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Term Loan Facility Credit Agreement, dated as of September 8, 2017 (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Gilead Sciences, Inc., a Delaware corporation, as the Borrower, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

Pursuant to Section 2.02(a) of the Agreement, the undersigned hereby requests (select one):

☐  A Borrowing of Loans                                                                                                                     ☐  A conversion of Loans

☐  A continuation of Eurodollar Rate Loans

1.         On _______________________________ (a Business Day).

2.         In the principal amount of $_____________.

3.         Comprised of _________________________.

[Type of Loan requested:  Base Rate or Eurodollar Rate]

4.                  Under the ____________________________.

[Specify which facility the Borrowing is requested under: 364-Day Term Facility, Three-Year Term Facility or Five-Year Term Facility]

For Eurodollar Rate Loans:  with an Interest Period1 of __________ months.2

The Borrowing, if any, requested herein complies with Section 2.01 of the Agreement.

[The remainder of this page intentionally left blank]

1  Specify Interest Period requested for each of the 364-Day Term Loans, Three-Year Term Loans and Five-Year Term Loans.

2                  One, two, three or six months (or, twelve months or a shorter period, subject to availability to all relevant Lenders).

GILEAD SCIENCES, INC.

By:
Name:
Title:

A-2

EXHIBIT B

FORM OF NOTE

___________, 20__

FOR VALUE RECEIVED, the undersigned, GILEAD SCIENCES, INC., a Delaware corporation (the “Borrower”), hereby promises to pay to _____________________ (the “Lender”) or its registered assigns permitted by the Agreement (as hereinafter defined), in accordance with the provisions of the Agreement, the principal amount of [_________________] ($[__________]), or, if less, the aggregate unpaid principal amount of all outstanding Loans from time to time made by the Lender to the Borrower under that certain Term Loan Facility Credit Agreement, dated as of September 8, 2017 (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

The Borrower promises to pay interest on the unpaid principal amount of each outstanding Loan of the Borrower from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement.  All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office.  If any amount is not paid in full when due under the Agreement, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part, without premium or penalty, subject to the terms and conditions provided therein.  If one or more of the Events of Default specified in the Agreement occurs and is continuing, all amounts then remaining unpaid on this Note shall become under certain circumstances, or may be declared to be, immediately due and payable all as provided in the Agreement.  Loans made by the Lender to the Borrower shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans to the Borrower, payments or prepayments with respect thereto, each continuation thereof, each conversion of all or a portion thereof to another Type and, in the case of Eurodollar Rate Loans, the length of each Interest Period with respect thereto.  Each such endorsement shall constitute prima facie evidence of the accuracy of the information absent manifest error.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[The remainder of this page intentionally left blank]

GILEAD SCIENCES, INC.

By:
Name:
Title:

LOANS, CONVERSIONS, CONTINUATIONS AND PAYMENTS
WITH RESPECT TO THE LOANS

Date	Type of Loan Made	Amount of Loan Made	Amount Converted	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

________________, 20__

Financial Statement Date: ________, ____

To:                           Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Term Loan Facility Credit Agreement, dated as of September 8, 2017 (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Gilead Sciences, Inc., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

Pursuant to Section 6.02(a) of the Agreement, the undersigned Responsible Officer hereby certifies as of the date hereof that he/she is an authorized officer of the Borrower as denoted on the signature page hereto, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1.                                    [Attached hereto as Schedule 1] [Included in the Borrower’s most recent periodic reports filed with the SEC] are the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the Borrower and its Subsidiaries ended as of the above date, together with the report of a Registered Public Accounting Firm required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1.                                    [Attached hereto as Schedule 1] [Included in the Borrower’s most recent periodic reports filed with the SEC] are the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the Borrower and its Subsidiaries ended as of the above date.

2.                                    The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a reasonably detailed review of the transactions and financial condition of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements.

3.                                    A review of the activities of the Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower performed and observed all its Obligations under the Loan Documents, and

To the knowledge of the undersigned, during such fiscal period, the Borrower performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default or Event of Default has occurred and is continuing, other than as set forth below:

Covenants or conditions not performed or observed:            [none]

Nature and status of any Default or Event of Default:          [none]

4.                                    The covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Certificate.

[The remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the first date written above.

GILEAD SCIENCES, INC.

By:
Name:
Title:

SCHEDULE 2
to the Compliance Certificate
($ in 000’s)

Section 7.01(v) – Analysis of Obligations Secured by Liens

A. Obligations secured by Liens in effect permitted by Section 7.01(v):	$

B.                                 Consolidated Net Tangible Assets of the Borrower and its Subsidiaries [as of the last day of the fiscal quarter of the financial statements delivered pursuant to the last Compliance Certificate delivered]:

$

C. Amount of obligations secured by Liens permitted by Section 7.01(v) (Line A) as a percentage of Consolidated Net Tangible Assets (Line B):	[ ]%

EXHIBIT D

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”).  [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified in item 6 below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the Credit Agreement and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”).  Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly

1  For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language.  If the assignment is from multiple Assignors, choose the second bracketed language.

2  For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language.  If the assignment is to multiple Assignees, choose the second bracketed language.

3  Select as appropriate.

4  Include bracketed language if there are either multiple Assignors or multiple Assignees.

provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1. Assignor[s]:

2. Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.                                    Borrower: Gilead Sciences, Inc.

4.                                    Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement.

5.                                    Credit Agreement: Term Loan Facility Credit Agreement, dated as of September 8, 2017, among Gilead Sciences, Inc., the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

6.                                    Assigned Interest[s]:

Assignor[s][5]	Assignee[s][6]	Aggregate Amount of Commitment/Loans for all Lenders[7]	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/ Loans[8]	CUSIP Number	364-Day Term Facility, Three-Year Term Facility or Five-Year Term Facility
		$________________	$_________	____________%
		$________________	$_________	____________%
		$________________	$_________	____________%

5  List each Assignor, as appropriate.

6  List each Assignee, as appropriate.

7  Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

8  Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[7.                               Trade Date:                    __________________]9

Effective Date: __________________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[The remainder of this page intentionally left blank]

9  To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S]

[NAME OF ASSIGNOR]

By:
Title:

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE[S]

[NAME OF ASSIGNEE]

By:
Title:

[NAME OF ASSIGNEE]

By:
Title:
[Consented to and][10] Accepted:

Bank of America, N.A., as
Administrative Agent

By:
Title:

[Consented to:][11]

GILEAD SCIENCES, INC.

By:
Title:

10  To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

11  To be added only if the consent of the Borrower and/or other parties is required by the terms of the Credit Agreement.

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.                        Representations and Warranties.

1.1.            Assignor[s].  [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is not a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any other instrument or document furnished pursuant thereto, (iii) the financial condition of the Borrower, any of its respective Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.            Assignee[s].  [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Sections 10.06(b) of the Credit Agreement (subject to such consents, if any, as may be required under Sections 10.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.                        Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3.                        General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT E-1

[FORM OF] U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Term Loan Facility Credit Agreement, dated as of September 8, 2017 (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Gilead Sciences, Inc., a Delaware corporation, as the Borrower, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20[  ]

E-1-1

EXHIBIT E-2

[FORM OF] U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Term Loan Facility Credit Agreement, dated as of September 8, 2017 (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Gilead Sciences, Inc., a Delaware corporation, as the Borrower, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20[  ]

E-2-1

EXHIBIT E-3

[FORM OF] U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Term Loan Facility Credit Agreement, dated as of September 8, 2017 (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Gilead Sciences, Inc., a Delaware corporation, as the Borrower, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20[  ]

E-3-1

EXHIBIT E-4

[FORM OF] U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Term Loan Facility Credit Agreement, dated as of September 8, 2017 (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Gilead Sciences, Inc., a Delaware corporation, as the Borrower, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20[  ]

E-4-1

EXHIBIT F

FORM OF ADMINISTRATIVE QUESTIONNAIRE

See attached.

F-1

1 ADMINISTRATIVE QUESTIONNAIRE – (US DOLLAR ONLY) C O N F I D E N T I A L I N F O R M A T I O N 1. Information as of date (enter date): Borrower or Deal Name: Gilead Sciences Inc. 2. 3. Legal Name of Lender of Record for Signature Page: Markit Entity Identifier (MEI) #: Fund Manager Name (if applicable): Legal Address from Tax Document of Lender of Record: Country: Address: City: State/Province: Postal Code: 4. Domestic Funding Address: 5. Eurodollar Funding Address (if different than #4): Street Address: Suite/ Mail Code: Street Address: Suite/ Mail Code: City: Postal Code: State: City: Postal Code: State: Country: Country: 6. Credit Contact Information: Syndicate level information (which may contain material non-public information about the Borrower and its related parties or their respective securities will be made available to the Credit Contact(s). The Credit Contacts identified must be able to receive such information in accordance with his/her institution's compliance procedures and applicable laws, including Federal and State securities laws. Primary Credit Contact: Secondary Credit Contact: First Name: Middle Name: Last Name: Title: Street Address: Suite/Mail Code: City: State: Postal Code: Country: Office Telephone #: Office Facsimile #: Work E-Mail Address: SyndTrak E-Mail Address: First Name: Middle Name: Last Name: Title: Street Address: Suite/Mail Code: City: State: Postal Code: Country: Office Telephone #: Office Facsimile #: Work E-Mail Address: SyndTrak E-Mail Address: Additional SyndTrak User Access: Enter E-Mail Addresses of any respective contact who should have access to SyndTrak below. SyndTrak E-Mail Addresses: NOV 2016

2 ADMINISTRATIVE QUESTIONNAIRE – (US DOLLAR ONLY) C O N F I D E N T I A L I N F O R M A T I O N Primary Operations Contact: Secondary Operations Contact: First: Title: MI: Last: First: Title: MI: Last: Street Address: Suite/ Mail Code: Street Address: Suite/ Mail Code: City: Postal Code: Telephone: State: City: Postal Code: Telephone: State: Country: Facsimile: Country: Facsimile: E-Mail Address: SyndTrak E-Mail Address: E-Mail Address: SyndTrak E-Mail Address: Does Secondary Operations Contact need copy of notices? YES NO Letter of Credit Contact: Draft Documentation Contact or Legal Counsel: First: Title: MI: Last: First: Title: MI: Last: Street Address: Suite/ Mail Code: Street Address: Suite/ Mail Code: City: Postal Code: Telephone: State: City: Postal Code: Telephone: State: Country: Facsimile: Country: Facsimile: E-Mail Address: E-Mail Address: 7. Lender’s Fed Wire Payment Instructions: Pay to: Bank Name: ABA #: City: Account #: State: Account Name: Attention: 8. Lender’s Standby Letter of Credit, Commercial Letter of Credit, and Bankers’ Acceptance Fed Wire Payment Instructions (if applicable): Pay to: Bank Name: ABA #: City: Account #: State: Account Name: Attention: Use Lender’s Fed Wire Payment Instructions in Section #7 above? YES NO NOV 2016

2

ADMINISTRATIVE QUESTIONNAIRE – (US DOLLAR ONLY)

CONFIDENTIAL INFORMATION

Primary Operations Contact:
First: MI: Last:
Title:
Street Address:
Suite/ Mail Code:
City: State:
Postal Code: Country:
Telephone: Facsimile:
E-Mail Address:
SyndTrak E-Mail Address:

Secondary Operations Contact:
First: MI: Last:
Title:
Street Address:
Suite/ Mail Code:
City: State:
Postal Code: Country:
Telephone: Facsimile:
E-Mail Address:
SyndTrak E-Mail Address:

Letter of Credit Contact:
First: MI: Last:
Title:
Street Address:
Suite/ Mail Code:
City: State:
Postal Code: Country:
Telephone: Facsimile:
E-Mail Address:

Draft Documentation Contact or Legal Counsel:
First: MI: Last:
Title:
Street Address:
Suite/ Mail Code:
City: State:
Postal Code: Country:
Telephone: Facsimile:
E-Mail Address:

CONFIDENTIAL

7. Lender's Fed Wire Payment Instructions:

Pay to:
Bank Name:
ABA #:
City: State:
Account #:
Account Name:
Attention:

Pay to:
Bank Name:
ABA #:
City: State:
Account #:
Account Name:
Attention:

NOV 2016

Bank of America

3 ADMINISTRATIVE QUESTIONNAIRE – (US DOLLAR ONLY) C O N F I D E N T I A L I N F O R M A T I O N 9. Lender’s Organizational Structure and Tax Status Please refer to the enclosed withholding tax instructions below and then complete this section accordingly: Lender Taxpayer Identification Number (TIN): - Tax Withholding Form Delivered to Bank of America (check applicable one): W-9 W-8BEN W-8BEN-E W-8ECI W-8EXP W-8IMY Tax Contact: First: Title: MI: Last: Street Address: Suite/ Mail Code: City: Postal Code: Telephone: State: Country: Facsimile: E-Mail Address: SyndTrak E-Mail Address: NON–U.S. LENDER INSTITUTIONS 1. Corporations: If your institution is organized outside of the United States, is classified as a Corporation or other non-flow through entity for U.S. federal income tax purposes, and is the beneficial owner of the interest and other income it receives, you must complete one of the following three tax forms, as applicable to your institution: a.) Form W-8BEN (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding and Reporting (and a U.S. Tax Compliance Certificate if applicable)) or Form W-8BEN-E, b.) Form W-8ECI (Certificate of Foreign Person’s Claim that Income is Effectively Connected with the Conduct of a Trade or Business in the United States), or c.) Form W-8EXP (Certificate of Foreign Government or Other Foreign Organization for United States Tax Withholding and Reporting). A U.S. taxpayer identification number is required for any institution submitting a Form W-8 ECI. It is also required on Form W-8BEN or Form W-8BEN-E for certain institutions claiming the benefits of a tax treaty with the U.S. Please refer to the instructions when completing the form applicable to your institution. 2. Flow-Through Entities If your institution is organized outside the U.S., and is classified for U.S. federal income tax purposes as either a Partnership, Trust, Qualified or Non-Qualified Intermediary, or other non-U.S. flow-through entity, an original Form W-8IMY (Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. branches for United States Tax Withholding and Reporting) must be completed by the intermediary together with a withholding statement. Flow-through entities other than Qualified Intermediaries are required to include tax forms for each of the underlying beneficial owners. Please refer to the instructions when completing this form NOV 2016

4 ADMINISTRATIVE QUESTIONNAIRE – (US DOLLAR ONLY) C O N F I D E N T I A L I N F O R M A T I O N U.S. LENDER INSTITUTIONS: If your institution is incorporated or organized within the United States, you must complete and return Form W-9 (Request for Taxpayer Identification Number and Certification). Pursuant to the language contained in the tax section of the Credit Agreement, the applicable tax form for your institution must be completed and returned on or prior to the date on which your institution becomes a lender under this Credit Agreement. Failure to provide the proper tax form when requested will subject your institution to U.S. tax withholding. *Additional guidance and instructions as to where to submit this documentation can be found at this link: IRS Tax Form Tool Kit.pdf 10. Bank of America’s Payment Instructions: Pay to: Bank of America, N.A. ABA # 026009593 New York, NY Account #: 1366072250600 Attn: Wire Clearing Acct for Syn Loans - LIQ Ref: Gilead Sciences Inc. NOV 2016

EXHIBIT G

Form of Solvency Certificate

[___________], [____]

The undersigned, [___________], the Chief Financial Officer of Gilead Sciences, Inc. (the “Borrower”), is familiar with the properties, businesses, assets and liabilities of the Borrower and is duly authorized to execute this certificate (this “Solvency Certificate”) on behalf of the Borrower.

This Solvency Certificate is delivered pursuant to Section 4.02(a)(iii) of the Credit Agreement dated as of September 8, 2017 (the “Credit Agreement”; terms defined therein unless otherwise defined herein being used herein as therein defined) among the Borrower, each Lender from time to time party thereto, Bank of America, N.A. (the “Administrative Agent”), and the other agents named therein.

As used herein, “Company” means the Borrower.

1.                                    The undersigned certifies, on behalf of the Borrower and not in her individual capacity, that she has made such investigation and inquiries as to the financial condition of the Borrower as the undersigned deems necessary and prudent for the purposes of providing this Solvency Certificate.  The undersigned acknowledges that the Administrative Agent and the Lenders are relying on the truth and accuracy of this Solvency Certificate in connection with the making of Loans under the Credit Agreement.

2.                                    The undersigned certifies, on behalf of the Borrower and not in her individual capacity, that (a) the financial information, projections and assumptions which underlie and form the basis for the representations made in this Solvency Certificate were made in good faith and were based on assumptions reasonably believed by the Borrower to be fair in light of the circumstances existing at the time made; and (b) for purposes of providing this Solvency Certificate, the amount of contingent liabilities has been computed as the amount that, in the light of all the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability.

BASED ON THE FOREGOING, the undersigned certifies, on behalf of the Borrower and not in her individual capacity, that, on the date hereof, before and after giving effect to the Transactions (and the Loans made or to be made and other obligations incurred or to be incurred on the Closing Date):

(i)                                  the fair value of the property of the Company (including, for the avoidance of doubt, property consisting of the residual equity value of the Company’s subsidiaries) is greater than the total amount of liabilities, including contingent liabilities, of the Company;

(ii)                              the present fair salable value of the assets of the Company (including, for the avoidance of doubt, property consisting of the residual equity value of the Company’s subsidiaries) is greater than the amount that will be required to pay the probable liability of the Company on the sum of its debts and other liabilities, including contingent liabilities;

(iii)                          the Company has not, does not intend to, and does not believe (nor should it reasonably believe) that it will, incur debts or liabilities beyond the Company’s ability to pay such debts and liabilities as they become due (whether at maturity or otherwise);

G-1

(iv)                          the Company does not have unreasonably small capital with which to conduct the businesses in which it is engaged as such businesses are now conducted (and reflected in the Projections) and are proposed to be conducted following the Closing Date; and

(v)                              the Company is “solvent” within the meaning given to that term and similar terms under the Bankruptcy Code and applicable laws relating to fraudulent transfers and conveyances.

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate as of the first date written above, solely in her capacity as the Chief Financial Officer of the Borrower and not in her individual capacity.

By:
Name:
Title:	Chief Financial Officer

G-2